LOAN AGREEMENT

by and among

OAK TREE EDUCATIONAL PARTNERS, INC.

AND ITS SUBSIDIARIES

Borrowers

and

DEERPATH FUNDING, LP

as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

As of November 30, 2010

TABLE OF CONTENTS

Section 1	Definitions and Terms	7
1.1	Definitions	7
1.2	Other Interpretive Provisions	26
1.3	Accounting Principles	27
1.4	Time	27

Section 2	Loan Commitments	27
2.1	Initial Term Loan	27
2.2	Additional Term Loans	28
2.3	Loan Procedure	28
2.4	Permitted Prepayment	28
2.5	Mandatory Prepayment	29
2.6	Joint and Several Obligations	30
2.7	Issuance of Deerpath Shares and Deerpath Warrant; Post-Closing True-Up	31

Section 3	Terms Of Payment	34
3.1	Notes and Payments Generally	34
3.2	Loan Payments	35
3.3	Order of Application	35
3.4	Interest Rate	36
3.5	Default Rate	36
3.6	Interest Calculations	36
3.7	Maximum Rate	36
3.8	Cost of Money Ceiling	37

Section 4	Fees and Expenses	37
4.1	Treatment of Fees and Expenses	37
4.2	Structuring and Closing Fees	37

Section 5	Conditions Precedent	38
5.1	To Closing	38
5.2	To Initial Term Loan	38
5.3	To Additional Term Loans	40
5.4	No Waiver	41
5.5	Borrowers’ Conditions	41

Section 6	Security	42
6.1	Collateral; After-Acquired Property	42
6.2	Financing Statements	43
6.3	Priority	43

Section 7	Representations And Warranties	43
7.1	Existence, Good Standing, and Authority to do Business	43
7.2	Subsidiaries	44
7.3	Authorization, Compliance, and No Default	44
7.4	Binding Effect	44
7.5	Litigation.	44

7.6	Taxes	44
7.7	Environmental Matters	45
7.8	Ownership of Assets; Intellectual Property	45
7.9	Liens	45
7.10	Debt	45
7.11	Insurance	46
7.12	Full Disclosure	46
7.13	Place of Business	46
7.14	Use of Proceeds	46
7.15	Employee Benefits	47
7.16	Laws Relating to Employment	47
7.17	Trade Names	48
7.18	Transactions with Affiliates	48
7.19	Government Regulation	49
7.20	Capitalization	50
7.21	Compliance with Laws; Certain Operations	50
7.22	Solvency	51
7.23	Financials	51
7.24	Absence of Undisclosed Liabilities	51
7.25	Employee Matters	52
7.26	SEC Documents and Compliance	52

Section 8	Affirmative Covenants	54
8.1	Items to be Furnished	54
8.2	Books and Records	57
8.3	Inspections	57
8.4	Taxes	57
8.5	Payment of Obligations and Compliance with Contracts	57
8.6	Indemnification	57
8.7	Maintenance of Existence, Assets, and Business	59
8.8	Insurance	59
8.9	Further Assurances	60
8.10	Compliance with Laws	61
8.11	Expenses	61
8.12	Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement	62
8.13	Use of Proceeds	62
8.14	Board of Directors	62
8.15	Special SBIC Covenants	63

Section 9	Negative Covenants	64
9.1	Debt	64
9.2	Liens	65
9.3	Compliance with Laws and Documents	65
9.4	Loans, Advances, and Investments	65
9.5	Distributions	66
9.6	Acquisitions, Mergers and Dissolutions	66
9.7	Assignment	66

9.8	Fiscal Year and Accounting Methods	66
9.9	Sale of Assets	67
9.10	New Businesses	67
9.11	Employee Plans	67
9.12	Transactions with Affiliates	67
9.13	Taxes	67
9.14	Prepayment of Debt; Subordinated Debt	67
9.15	Lease Obligations	68
9.16	Capital Expenditures	68
9.17	Available Cash	68
9.18	Amendments or Changes in Agreements	68
9.19	Allocation of Consideration	68
9.20	Compensation	68
9.21	Bank Accounts	69
9.22	Negative Pledge	69

Section 10	Financial Covenants	69
10.1	Minimum EBITDA	69
10.2	Senior Debt to EBITDA Ratio	70
10.3	Funded Debt to EBITDA Ratio	70
10.4	Fixed Charge Coverage Ratio	70

Section 11	Default	71
11.1	Payment of Obligations	71
11.2	Covenants	71
11.3	Debtor Relief	71
11.4	Judgments and Attachments	71
11.5	Misrepresentation	71
11.6	Default Under Other Agreements	72
11.7	Validity and Enforceability of Loan Documents	72
11.8	Change of Control, Change of Management or Control Event	72
11.9	Ownership of Other Borrowers	72
11.10	Subordination Agreements	72
11.11	Material Adverse Event	72

Section 12	Rights And Remedies	72
12.1	Remedies Upon Default	72
12.2	Borrower Waivers	73
12.3	Performance by Agent	73
12.4	Not in Control	73
12.5	Course of Dealing	73
12.6	Cumulative Rights	73
12.7	Application of Proceeds	74
12.8	Diminution in Value of Collateral	74

Section 13	Agent	74
13.1	Appointment and Authorization of Agent	74
13.2	Rights as a Lender	74
13.3	Exculpatory Provisions	75

13.4	Reliance by Agent	75
13.5	Delegation of Duties	76
13.6	Resignation; Removal of Agent	76
13.7	Non-Reliance on Agent and Other Lenders	77
13.8	No Other Duties, Etc	77
13.9	Agent May File Proofs of Claim	77
13.10	Collateral Matters	77

Section 14	Miscellaneous	79
14.1	Headings	79
14.2	Non-Business Days	79
14.3	Communications	79
14.4	Survival	80
14.5	Governing Law	80
14.6	Invalid Provisions	80
14.7	Multiple Counterparts	80
14.8	Amendments; Assignments and Participations	81
14.9	Term	81
14.10	Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	82
14.11	Arbitration	82
14.12	No Implied Waivers; Cumulative Remedies; Writing Required	82
14.13	Electronic Submissions	83
14.14	Jury Waiver	83
14.15	Venue and Service of Process	83
14.16	Marketing and Disclosure Rights of Lenders	84
14.17	Managerial Assistance by Lenders	84
14.18	Entirety	85

EXHIBITS

EXHIBIT A	Deerpath Initial Term Note
EXHIBIT B	Security Agreement
EXHIBIT C	Pledge Agreement
EXHIBIT D	Form of Deposit Account Control Agreement
EXHIBIT E	Form of Landlord Subordination of Lien
EXHIBIT F	Valley Note Subordination Agreement
EXHIBIT G	Deerpath Warrant
EXHIBIT H	Investor Rights Agreement
EXHIBIT I	Noncompetition Letter Agreements
EXHIBIT J	Small Business Side Letter
EXHIBIT K	Flow of Funds Memo
EXHIBIT L	Form of Loan Request
EXHIBIT M	Form of Compliance Certificate
EXHIBIT N	Form of Joinder Agreement
EXHIBIT O	Culinary Group Note

SCHEDULES

SCHEDULE 1	Parties, Addresses, and Wiring Information
SCHEDULE 2	Culinary Group Pro-Forma Add-Back Adjustments
SCHEDULE 2.7	Calculation of Deerpath Shares and Deerpath Warrant
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.3	Amended Agreements
SCHEDULE 7.5(a)	Litigation
SCHEDULE 7.5(b)	Outstanding Judgments
SCHEDULE 7.6	Contested Taxes
SCHEDULE 7.7	Environmental Matters
SCHEDULE 7.8	Real Property
SCHEDULE 7.11	Insurance
SCHEDULE 7.13	Place of Business
SCHEDULE 7.15(a)	Employee Plans
SCHEDULE 7.16(a)	Complaints Relating to Employment
SCHEDULE 7.17	Trade Names
SCHEDULE 7.18(a)	Transactions With Affiliates
SCHEDULE 7.18(b)	Transactions With Affiliates Not At Arm’s Length
SCHEDULE 7.20(a)	Capitalization
SCHEDULE 7.20(b)	Planned Issuances; Voting and Transfer Rights
SCHEDULE 7.20(c)	Preemptive Rights and Registration Rights
SCHEDULE 7.23(a)	Financial Statements
SCHEDULE 7.23(b)	Financial Statements – Exceptions to GAAP
SCHEDULE 7.25	Employee Matters
SCHEDULE 9.21	Management Person Compensation Schedule

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into effective as of November 30, 2010 (the “Closing Date”), by and among Oak Tree Educational Partners, Inc., a Delaware corporation formerly known as Florham Consulting Corp. (the “Company”), each of the Company’s Subsidiaries, current and future (each, a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers”, and together with the Company, each, a “Borrower” and collectively, “Borrowers”), and Deerpath Funding, LP, a Delaware limited partnership (“Deerpath” and, together with any and all other Lenders from time to time party to this Agreement, each a “Lender”, and collectively, the “Lenders”), and Deerpath, as administrative agent and collateral agent for itself and the other Lenders (in such capacity, “Agent”).

RECITALS

A.   Borrowers have requested Lenders to make a single advance senior secured term loan on or about the Closing Date in the amount of $3,000,000.

B.    Lenders are willing to make the Term Loan to Borrowers subject to the terms and conditions in this Agreement.

Accordingly, Borrowers, Agent and Lenders agree as follows:

Section 1      Definitions and Terms.

1.1           Definitions.  As used in the Loan Documents:

AAA is defined in Section 14.11.

ACH Authorization Agreements means those certain Authorization Agreements for Pre-Authorized Payments (Debit) executed by the Company in favor of each Lender.

Accounting Firm is defined in Section 8.1(a)(i).

Additional Term Loan and Additional Term Loans are defined in Section 2.2.

Additional Term Loan Commitment means $7,000,000.

Additional Term Note means individually, and Additional Term Notes means collectively, each promissory note executed by Borrowers and made payable to any Lender, evidencing all or any portion of an Additional Term Loan and otherwise in substantially the same form as the Deerpath Initial Term Note.

Affiliate of a Person means any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person, and, with respect to any Person that is a natural Person, such Person’s spouse and the siblings, ascendants and descendants of such Person and his or her spouse.  For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise; provided, however, that any director, executive officer, manager or other Person which owns directly or indirectly five percent (5%) or more of the securities of any other Person having ordinary voting power for the election of directors or managers shall be deemed to control such other Person.  Under no circumstances shall Agent or any Lender be deemed to be an Affiliate of any Borrower or any Borrower’s Affiliates.

Agent is defined in the introductory paragraph of this Agreement, and includes any successor Agent appointed pursuant to Section 13.6.

Agreement means this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

Annual Excess Cash Flow Prepayment is defined in Section 2.5(b)(i).

Approved Electronic Form is defined in Section 14.13.

Approved Electronic Form Notice is defined in Section 14.13.

Audit Opinion is defined in Section 7.26(c).

Bianco means Joseph J. Bianco, a resident of New York, New York.

Bianco Contingent Options means the options to purchase an aggregate of 1,279,484 shares of Oak Tree Common Stock issued to Bianco pursuant to that certain Stock Option Agreement dated December 31, 2009, between the Company and Bianco (as amended, the “Bianco Option Agreement”), consisting of 639,742 “Tier I Options” and 639,742 “Tier II Options” and subject to certain conditions to exercisability as set forth in the Bianco Option Agreement.

Beneficial Ownership and Beneficial Owner have the meanings given them in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time.

Board of Directors means, with respect to any Person (other than a natural person), the board of directors, board of managers or similar governing body of such Person.  The Board of Directors of a limited partnership shall be the Board of Directors of its general partner.  The Board of Directors of any limited liability company that is managed by its sole Equityholder shall be the Board of Directors of such sole Equityholder.

Borrower and Borrowers are defined in the introductory paragraph hereto.

Business means the ownership and operation by the Company and each of its Subsidiaries, including any existing or future Subsidiary, of academic and vocational training and related schools and academies, including those licensed by the department of education or related agencies of any state or municipality.

Business Day means any day which is not a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or obligated to close.

Capital Expenditures means, without duplication, the following:  (a) the aggregate amount of Borrowers’ expenditures for fixed or capital assets determined in accordance with GAAP (including replacements, capitalized repairs and improvements but excluding any Insurance Proceeds or Eminent Domain Proceeds used to replace fixed assets in accordance with Section 8.12, following a casualty event or condemnation with respect thereto), plus (b) to the extent not included in clause (a), the aggregate principal portion of all of Borrowers’ payments under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).

Capital Lease means any lease (or sublease or other similar arrangement conveying the right to use) of property, real or personal, which is required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person under GAAP, and the amount of such lease shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Distributions means a Distribution made in cash.

Cash Equivalents means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities of less than one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) immediately above, (v) commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s Ratings Services and in each case maturing within nine months after the date of acquisition and (vi) interests in money market mutual funds which invest solely in assets and securities of the type described in clauses (i) through (v) immediately above.

Change of Control means, without the prior written consent of Agent, the occurrence of any of the following, in a single transaction or any series of transactions:  (a) the sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation) to any Person (other than a Borrower) of all or substantially all of the assets of any Borrower; (b) the adoption of a plan relating to the dissolution, liquidation or winding-up of any Borrower; (c) the consummation of any sale, issuance, exchange, exercise or conversion of Equity Securities of any Borrower other than the Company, or any merger, consolidation, recapitalization, reorganization or other transaction involving any Borrower other than the Company, which results in the Company owning, directly or indirectly, less than fifty-one percent (51%) of the Voting Interests of such Borrower (or the Voting Interests of the surviving or resulting company of such merger, consolidation or other transaction, if such Borrower is not the surviving or resulting company), or (d) the consummation of any sale, issuance, exchange, exercise or conversion of Equity Securities of the Company, or any merger, consolidation, recapitalization, reorganization or similar transaction involving the Company, which results in (i) Controlling Shareholders owning less than fifty-one percent (51%) of the Voting Interests of the Company (or the Voting Interests of the surviving or resulting company of such merger, consolidation or other transaction, if the Company is not the surviving or resulting company) or (ii) any Person other than Controlling Shareholders having the power to elect a majority of the members of the Board of Directors of the Company; provided, however, that a “Change of Control” shall not be deemed to have occurred if any one Borrower is merged or consolidated with another Borrower or all of the assets, subject to all liabilities of any one Borrower are transferred to another Borrower.  For purposes of this definition of “Change of Control”, (i) any transfer of at least fifty percent (50%) of the Voting Interests of an entity that holds Voting Interests of any Borrower will be deemed to be a transfer of such Voting Interests of such Borrower, (ii) the definition of “Person” shall include two or more Persons acting as a partnership, limited partnership, syndicate, joint venture, co-investing or other group.

Change of Management means, without the prior written consent of Agent, the occurrence of any of the following:  (a) both Bianco and Narang (whether voluntarily or involuntarily or for any other reason) cease to be employed as senior executive officers of the Borrowers, (b) both Bianco and Narang (whether voluntarily or involuntarily or for any other reason) ceases to devote substantially all of their business and professional time to the Business of the Company, or (c) both Monaco and Kaplan cease (whether voluntarily or involuntarily or for any other reason) to be full-time employees of the Borrowers; provided, that Borrowers shall have a period of 120 days after the occurrence of any of the foregoing events to hire a replacement executive that is reasonably acceptable to Lenders before such termination of employment constitutes a Change of Management.

Closing means the closing of the Initial Term Loan and the Culinary Group Acquisition.

Closing Date is defined in the introductory paragraph of this Agreement.

Collateral is defined in Section 6.1(a).

Commitment Letter means that certain conditional commitment letter dated June 15, 2010 (as extended on July 30, 2010), addressed to the Company by Deerpath Capital Management, LP, and accepted and agreed to by the Company.

Company is defined in the introductory paragraph hereto.

Compliance Certificate means a certificate substantially in the form of Exhibit M signed by a Responsible Officer of the Company.

Contingent Shares is defined in Section 2.7(c).

Control Event means the execution of any written agreement binding on any of the Borrowers, with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, could reasonably be expected to result in a Change of Control or a Change of Management, except for any such agreement that, upon consummation of the transactions contemplated thereby, would result in the full and complete payment of all Obligations.

Controlling Shareholders means, collectively (a) Sanjo Squared, LLC, a Delaware limited liability company (“Sanjo”), acting through its managers, Bianco and Narang; (b) and Kinder Investments, L.P., a Delaware limited partnership (“Kinder”), acting through its general partner, Nesher, LLC and Dov Perlysky, the managing member of Nesher, LLC..

Culinary Group Acquisition means the purchase and acquisition by the Company of substantially all of the assets and the ongoing business operations of the Culinary Group Sellers pursuant to the terms set forth in the Culinary Group Purchase Agreements or on such other terms as shall be acceptable to the Agent.

Culinary Group Note means that certain subordinated unsecured promissory note dated the Closing Date, executed by ETI and made payable to the ETI Shareholders in an amount set forth therein, attached hereto as Exhibit O.

Culinary Group Purchase Agreements means the collective reference to (a) that certain Amended and Restated Membership Interest Purchase Agreement dated as of November 19, 2010 (the “Culinary Group MIPA”), by and among the Company, as purchaser, the Culinary Group Sellers, as sellers, and Monaco and Kaplan, as members, and (b) the Amended and Restated Agreement and Plan of Merger dated as of November 19, 2010 (the “Culinary Group Merger Agreement”), by and among the Company, ETI Acquisition Corp., ETI, Monaco, Kaplan and their respective spouses.

Culinary Group Sellers means, collectively, Culinary Tech Center, LLC, a New York limited liability company, Professional Culinary Institute LLC, a New York limited liability company, and ETI.

Current Financials means (a) until the first delivery of consolidated financial statements of Borrowers pursuant to Section 8.1, the Financial Statements, and (b) after the first delivery of consolidated financial statements of Borrowers under Section 8.1, the consolidated financial statements of the Borrowers most recently delivered to Lenders under Section 8.1 as of the date of determination.

Debt means (without duplication), with respect to any Borrower, (a) all obligations required by GAAP to be classified upon such Borrower’s balance sheet as liabilities, (b) all obligations of such Borrower for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Borrower, (c) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Borrower, (d) Capital Leases and other obligations of such Borrower that have been (or under GAAP should be) capitalized for financial reporting purposes, and (e) all guaranties, endorsements, and other contingent liabilities with respect to Debt or obligations of others.  With respect to Borrowers, Debt means the aggregate of the Debt of the Borrowers.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.

Deed of Trust means, with respect to any real property interest of any Borrower (including but not limited to any fee simple, leasehold or mineral interest), a mortgage, deed of trust or similar instrument in Proper Form executed by any Borrower that grants Agent (for the ratable benefit of Lenders) a Lien on such real property interest to secure the performance and payment in full of the Obligations.

Deerpath is defined in the introductory paragraph hereto.

Deerpath Initial Term Note means that certain promissory note attached hereto as Exhibit A, executed by Borrowers as of the Closing Date and made payable to Deerpath in an original principal amount equal to the Initial Term Loan Commitment, or $3,000,000.00, and all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, that promissory note.

Deerpath Shares is defined in Section 2.7(a).

Deerpath Warrant is defined in Section 2.7(b).

Default is defined in Section 11.

Default Rate is defined in Section 3.5.

Deposit Account Control Agreement means, with respect to each checking, savings or other deposit account utilized by a Borrower, a Deposit Account Control Agreement by and among such Borrower, Agent and the applicable depository bank, in substantially the form of Exhibit D (or otherwise in Proper Form as approved in advance by Agent).

Director means any member of a Board of Directors of the Company.

Distribution for any Person means, (a) with respect to any Equity Securities of that Person, (i) the declaration or payment of any dividend or distribution on or with respect to such Equity Securities, (ii) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such Equity Securities (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) any other payment by that Person with respect to such Equity Securities, and (b) any loan or advance by that Person to, or other investment by that Person in, the holder of any Equity Securities of that Person.

Dollar, Dollars or $ mean lawful money of the United States of America.

EBITDA means, without duplication, for any period, the Net Income of the Borrowers for such period plus:

(a)  GAAP depreciation, amortization, Net Interest Expense and income taxes, plus

(b)  the sum of those non-recurring charges (i) incurred in connection with acquisition and transaction expenses relating to the Culinary Group Acquisition, (ii) up to $200,000 incurred and to be incurred in calendar year 2010 in connection with costs of compliance with SEC reporting and filing obligations, (iii) incurred in calendar year 2010 through the Closing, relating to pro-forma non-recurring add-back adjustments to the pro-forma Net Income of the Culinary Group Sellers, as set forth on Schedule 2 annexed hereto, (iii) incurred in connection with any Permitted Acquisition, to the extent approved in writing by Agent, (iv) incurred in connection with any financings of any Permitted Debt or the issuance of any Equity Securities, to the extent approved in writing by Agent, (v) that are recorded as non-recurring charges in accordance with GAAP, or (vi) those other non-recurring charges as may, from time to time, be approved in writing by Agent; plus

(c)  any non-cash charges that are (i) incurred in the ordinary course of the Business, (ii) recorded as non-cash charges in accordance with GAAP, and (iii) if contained in an unaudited consolidated statement of income, approved in writing by Agent, minus

(d)  any non-cash income that is (i) incurred in the ordinary course of the Business, (ii) recorded as non-cash income in accordance with GAAP, and (iii) if contained in an unaudited consolidated statement of income, approved in writing by Agent.

Notwithstanding the foregoing, EBITDA for any period shall:

(i)           exclude “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) which is sold, transferred or otherwise disposed of by a Borrower during such period;

(ii)          exclude any proceeds collected from Key Man Life Insurance;

(iii)         include “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) that is acquired by a Borrower during such period; provided that, in respect of an acquisition, the pro forma information shall include the historical financial results of the acquired Person on a pro forma trailing twelve (12) month basis (consistent with SEC regulations), and shall assume that the consummation of such acquisition (and the incurrence, refinancing, or assumption of any Debt in connection with such acquisition) occurred on the first day of the trailing twelve (12) month period.

EII means Educational Investors, Inc., a Delaware corporation.

Electronic Form is defined in Section 14.13.

Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Borrower.

Eminent Domain Proceeds means all amounts received by any Borrower as a result of any Eminent Domain Event.

Employee Plan means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) established, maintained or contributed to by any Borrower.

Environmental and Safety Law means any Law that relates to public health and safety, nuisance, worker health and safety, protection of the environment, pollution or contamination or to standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

Environmental Permits means (a) any statutory or regulatory exemption for which any Borrower qualifies, or (b) any permit, license, confirmation letter, or variance letter issued to or for the benefit of a Borrower (or under which a Borrower operates) by the Environmental Protection Agency, the New York Department of Environmental Protection, or any other Governmental Authority in connection with or pursuant to any Environmental and Safety Law.

Equity Securities means, with respect to any Person (other than an individual), all of such Person’s issued and outstanding:

(e)  shares of capital stock (including but not limited to common stock and preferred stock), partnership interests, membership interests, equity interests, profits interests, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or other equity or profits interests of such Person;

(f)  all of the securities convertible into or exchangeable for shares of capital stock, equity or profits interests, warrants, rights or options for the purchase or acquisition from such Person of such shares or interests; and

(g)  all of the other equity or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Equity Securities of Borrowers means all of the Equity Securities of all of the Borrowers, collectively.

Equityholder means each of, and Equityholders means collectively, with respect to any Person or Persons (other than an individual), the holders of Equity Securities of such Person or Persons, respectively.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

ETI means Educational Training Institute, Inc., a New York corporation.

ETI Shareholders means the shareholders of ETI immediately prior to the Closing.

Excess Cash Flow means, for any Excess Cash Flow Period, the sum, without duplication, of:

(h)  Borrowers’ EBITDA for such Excess Cash Flow Period, minus

(i)  the sum of:

(i)           Borrowers’ Taxes that have been paid during such Excess Cash Flow Period;

(ii)          the principal amount of all Funded Debt paid by Borrowers during such Excess Cash Flow Period;

(iii)         Net Interest Expense paid by Borrowers during such Excess Cash Flow Period; and

(iv)         Capital Expenditures for such Excess Cash Flow Period, minus (or plus)

(j)  any increase (or decrease) in Borrowers’ Net Working Capital for such Excess Cash Flow Period,

all as calculated on an annual basis following completion of Borrowers’ certified financial statements provided to Lenders pursuant to Section 8.1(a); provided, that if the result of such calculation is a negative amount, then Excess Cash Flow for such Excess Cash Flow Period shall be deemed equal to zero dollars ($0.00).

Excess Cash Flow Period shall mean (a) Borrowers’ fiscal year ending on December 31, 2011 (plus the period commencing on the Closing Date and ending December 31, 2010) and (ii) each fiscal year of Borrowers thereafter.

Exchange Act means the Securities and Exchange Act of 1934, as amended.

Exhibit means an exhibit attached to this Agreement unless otherwise specified.

Financial Statements is defined in Section 7.23(a).

Fixed Charge Coverage Ratio means, when determined, the ratio of:

(k)  EBITDA for the most recently completed 12-month period, to

(l)  the sum of (collectively, the “Fixed Charges”):

(i)           the principal amount of all Funded Debt scheduled to be paid over the next twelve (12) month period;

(ii)          Net Interest Expense during the most recently completed twelve (12) month period; and

(iii)         Capital Expenditures, cash Taxes and any Cash Distributions for the most recently completed twelve (12) month period.

Flow of Funds Memo means that certain disbursement of funds letter dated on or about the Closing Date, attached hereto as Exhibit K.

Fully Diluted Basis means, with respect to any Person, the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire existing or future classes of Equity Securities of such Person have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

Funded Debt means, without duplication, when determined, the following:  (a) all obligations of the Borrowers for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, surety or other secondary obligor or otherwise), including the Valley Note and the Culinary Group Note and excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (but without duplication) (b) all Capital Lease obligations of the Borrowers.

Funded Debt to EBITDA Ratio means, when determined, the ratio of the Borrowers’ (a) Funded Debt to (b) EBITDA for the most recently completed 12-month period.

GAAP means generally accepted accounting principles in the United States of America, as in effect from time to time, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes a private mediation or arbitration board or panel.

Hazardous Substance means (a) any substance the presence of which requires removal, remediation or investigation under any applicable Environmental and Safety Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental and Safety Law, or (c) petroleum, petroleum products, oil, N.O.R.M. and other radioactive material, chlorides and asbestos.

Immigration Laws means and includes the Immigration Reform and Control Act of 1986 and any and all other federal, state, municipal or other Laws enforced or under the jurisdiction of the U.S. Immigration and Customs Enforcement or otherwise pertaining to or relating to foreign nationals who come to the United States either temporarily or permanently, including (a) the associated legal rights, duties and obligations of aliens and their employers in the United States, (b) employer verification obligations and procedures involved with the employment of foreign nationals, (c) application processes and procedures involved with naturalization of foreign nationals who wish to become United States citizens, and (d) legal issues relating to people who cross U.S. borders by means of fraud or other illegal means, and those who traffic or otherwise illegally transport aliens into the United States, together with any and all regulations promulgated thereunder.

Independent Accounting Firm means either Raich Ende Malter & Co. LLP or Steven F. Landau, CPA.

Initial Term Loan is defined in Section 2.1.

Initial Term Loan Commitment means $3,000,000.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Borrower, including (a)proceeds relating to Collateral, (b) any Key Man Life Insurance proceeds, and (c)any business interruption insurance proceeds.

Interest means cash interest expense paid or accrued in respect of Debt and shall not include non-cash interest charges or expense resulting from the issuance of Equity Securities or related financing transactions.

Investor Rights Agreement means that certain Investor Rights Agreement dated the Closing Date, by and among the Company, Deerpath and the shareholders of the Company named therein, attached hereto as Exhibit H, as amended.

Joinder Agreement is defined in Section 8.9.

Kaplan means Harold Kaplan, a resident of the State of New York.

Key Man Life Insurance means (a) the insurance policy(ies) maintained by Borrowers on the lives of Bianco, Narang, Monaco and Kaplan, payable to Borrowers in an aggregate amount at all times at least equal to the Principal Debt, and (b) any other policy of key man life insurance maintained by Borrowers with respect to any other employee or consultant of a Borrower; provided that, with respect to all of the foregoing insurance policies, Agent shall have a first priority assignment and security interest (for the ratable benefit of the Lenders) in any proceeds received by Borrowers.

Landlord Subordination of Lien means with respect to any real property leased by a Borrower, a Landlord Subordination of Lien in the form attached hereto as Exhibit E or otherwise in Proper Form, by and among Agent, such Borrower and the landlord.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, and the terms of any license or permit issued by any Governmental Authority.

Lender and Lenders are defined in the introductory paragraph hereto.

Lender Observer is defined in Section 8.14(a).

Lien means any lien, mortgage, security interest, collateral assignment, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of general creditors of the owner of the property or assets.

Litigation means, with respect to any Borrower, any claim, action, arbitration, suit, investigation or administrative or other proceeding pending against or affecting such Borrower by or before any court, arbitrator or Governmental Authority.

Loan means individually, and Loans means collectively, the Initial Term Loan, any Additional Term Loan and any other amount loaned or advanced to or for the benefit of Borrowers by Lenders under this Agreement.

Loan Date means, with respect to any Loan requested by Borrowers under this Agreement, the date on which the applicable funds are transferred to, or made available to, Borrowers.

Loan Documents means (a)this Agreement, any certificates delivered under this Agreement and the Schedules to this Agreement, (b)the Notes, (c)the Warrants, (d)the Security Documents, (e)the Noncompetition Letter Agreements, (f)the Valley Note Subordination Agreement and any other Subordination Agreement, (g)the Investor Rights Agreement, (h)the Small Business Side Letter, (i)the Flow of Funds Memo, (j)any Loan Request, (k)any Compliance Certificate, (l)any Joinder Agreement and (m)all other agreements, documents, and instruments in favor of any Lender from time to time delivered to any Lender in connection with or under this Agreement, and (n)all renewals, extensions, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Request means a request for a Loan substantially in the form of Exhibit L signed by a Responsible Officer of the Company.

Management Person means each of Bianco, Narang, Monaco and Kaplan.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, may reasonably be expected to result in (a)impairment of the ability of any Borrower to perform any of its payment or other material Obligations under any Loan Document, (b)impairment of the ability of Agent or any Lender to enforce any of its respective rights or remedies, or any Borrower’s Obligations, under any Loan Document, (c)a material and adverse effect on the business, income, operations, prospects, assets, liabilities, property or condition (financial or otherwise) of the Borrowers, when taken as a consolidated whole, as represented to Agent or Lenders in the initial financial statements delivered to Agent and Lenders (or as otherwise disclosed to Agent or Lenders) on or about the Closing Date; or (d)a material and adverse effect on any part of the Collateral; provided, however, that the term “Material Adverse Event” shall not mean or include (i) in and of itself, the failure of any one or more of the Borrowers to perform in accordance with the Projections, or (ii) any adverse changes in general economic conditions, international conflicts or other events not directly related to the business activities of the Borrowers.

Maturity Date means the earliest to occur of the following:  (a) the five (5) year anniversary of the Closing Date, (b) the acceleration of the maturity of the Loans pursuant to Section 12.1 of this Agreement, (c) the date a Change of Control occurs, or (d) the occurrence of the Termination Date pursuant to Section 5.6(c).

Maximum Rate and Maximum Amount respectively mean, for Lenders, the maximum non-usurious rate of interest and the maximum non-usurious amount of interest that, under applicable Law, Lenders are permitted to contract for, charge, take, reserve or receive on the Obligation.

Monaco means Joe Monaco, a resident of the State of New York.

Moody’s means Moody’s Investor Services, Inc.

Narang means Anil Narang, a resident of the State of Connecticut.

Narang Contingent Options means the options to purchase an aggregate of 1,279,484 shares of Oak Tree Common Stock issued to Narang pursuant to that certain Stock Option Agreement dated December 31, 2009, between the Company and Narang (as amended, the “Narang Option Agreement”), consisting of 639,742 “Tier I Options” and 639,742 “Tier II Options” and subject to certain conditions to exercisability as set forth in the Narang Option Agreement.

Net Income means, for any period, the consolidated net income after taxes of all of the Borrowers for such period (prepared in conformity with GAAP) but before dividends, excluding, without duplication, extraordinary items such as (a)net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (including fixed assets and capital stock) other than in the ordinary course of business, (b)write-up or write-down of assets, and (c)provision for taxes on any extraordinary item.

Net Interest Expense means, for any period, (a) total consolidated Interest of the Borrowers for such period in respect of all outstanding Debt of the Borrowers, whether paid, accrued, expensed or capitalized, and includes, without limitation, all commissions, discounts, commitment fees and other fees and charges owed in respect of such Debt, including that portion of any lease payment under a Capital Lease which would be treated as interest under GAAP and interest on Debt used to finance working capital, minus (b) Borrowers’ aggregate consolidated interest income for such period.

Net Proceeds means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Borrower, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Borrower, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of Equity Securities, debt securities, Subordinated Debt, or similar instruments, or any other incurrence of Debt, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance.  Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Net Working Capital means (a) total consolidated current assets of the Borrowers other than cash and Cash Equivalents, less (b) total consolidated current liabilities of the Borrowers (including deferred revenues and excluding the current portion of long-term Debt), as set forth on a consolidated balance sheet of Borrowers and determined on a basis consistent with GAAP.

Noncompetition Letter Agreements means, collectively, the letter agreements dated the Closing Date, by and among Agent, the Company and each of Sanjo Squared, LLC, Bianco, Narang, Kellis Veach, Monaco, Ashok Narang, Kaplan, Timothy Sauvage and Barbara Paradise (except that the letter agreements with respect to Timothy Sauvage and Barbara Paradise are only entered into between the Company and Agent), which letter agreements grant to Agent third party beneficiary rights to enforce the noncompettion and nonsolicitation obligations set forth in the agreements referenced therein with respect to each of Sanjo Squared, LLC, Bianco, Narang, Kellis Veach, Monaco, Ashok Narang, Kaplan, Timothy Sauvage and Barbara Paradise, collectively attached hereto as Exhibit I.

Note means individually, and Notes means collectively, the Term Notes and any other promissory note issued to Deerpath or any other Lender and evidencing all or any portion of the Obligations, and any promissory notes issued in substitution or replacement thereof.

Oak Tree Fully Diluted Common Stock is defined in Section 2.7(c).

Oak Tree Common Stock means all shares of common stock of Oak Tree, $0.0001 par value per share, as may be authorized for issuance pursuant to its certificate of incorporation, as the same may hereafter be amended or modified.

Obligations means, collectively, the Loans and all present and future Debt, liabilities and obligations (including indemnities), and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to any Lender or Agent by any Borrower under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of rights or exercise of remedies under the Loan Documents.

Order means any judgment, injunction, judicial or administrative order or decree granted, made, issued or otherwise promulgated by any Governmental Authority.

Percentage Interest means, with respect to each Lender, such Lender’s percentage interest in the Loans (calculated as of the Closing Date as the percentage of the Initial Term Loan that was funded by such Lender), which percentage interests may be changed by the Lenders at any time.  As of the Closing Date, and unless and until changed by Lenders, the Percentage Interest of Deerpath, the sole Lender, shall be equal to one hundred percent (100%).

Permitted Acquisition means the collective reference to (a) the Culinary Group Acquisition, and (b) any other Acquisition that is consummated following the Closing Date by any of the Borrowers that the Agent shall have consented in writing.

Permitted Debt means

(m) the Obligations;

(n) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

(o) purchase money Debt and Capital Lease obligations incurred in the ordinary course of business which, in the aggregate, do not exceed $250,000 at any time;

(p) trade payables, accrued expenses and other current liabilities incurred in the ordinary course of business;

(q) the Valley Note and the Valley Earn-Out Payments;

(r) the Culinary Group Note;

(s) Debt incurred in connection with any Permitted Acquisition, to the extent approved in writing by Agent;

(t) Debt incurred in connection with any private placement or other financing, to the extent approved in writing by the Agent; and

(u) Debt among the Borrowers.

Permitted Liens means

(v) Liens directly securing the Obligations;

(w) Liens directly securing the Valley Note, granted pursuant to the Valley Note Security Agreement;

(x) Liens which secure purchase money Debt and Capital Lease obligations permitted under clause (c) of the definition of Permitted Debt and which encumber only the assets acquired with such purchase money Debt or the assets subject to such Capital Lease;

(y) Liens, if any, on Permitted Debt referred to in paragraphs (f) and (g) of the definition of “Permitted Debt”, to the extent approved in writing by Agent;

(z) Pledges, deposits or Liens arising or made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;

(aa)      Easements, rights-of-way, encumbrances and other restrictions on the use or value of real property or any other property or asset which do not materially impair the use thereof;

(bb)      Liens for Taxes and Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens) provided that (i) the amount secured is not overdue by more than ninety (90) days and no Lien has been filed, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed, or payment is fully covered by insurance (subject to the customary deductible); and

(cc)       Rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks, provided that any such Lien shall only extend to deposits and property in possession of such commercial bank.

Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Pledge Agreement means that certain Pledge Agreement dated the Closing Date, by and among the Company and each other Borrower that owns Equity Securities of another Borrower, as pledgors, and Agent, as secured party for the ratable benefit of the Lenders, attached hereto as Exhibit C.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Principal Debt means, when determined, the aggregate outstanding principal balance of the Notes, plus any accrued and unpaid interest added pursuant to Section 3.5.

Projections is defined in Section 7.23(c).

Proper Form means in form and substance satisfactory to Agent, Lenders and their legal counsel.

Qualified Public Offering means a firmly underwritten primary public offering of Equity Securities of the Company under a registration statement filed by the Company under the Securities Act which results in aggregate Net Proceeds to the Company of at least $10,000,000.

Regulatory Problem means with respect to any Lender, (a) a diversion of the proceeds of the financing hereunder from the use thereof reported on SBA Form 1031 delivered as of the date hereof, if such diversion was effected without obtaining the prior written consent of Lenders (which may be withheld in Lenders’ sole discretion), (b) a change in the principal business activity of Borrowers to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within one (1) year after the date of any Loan hereunder or (c) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or such Lender reasonably believes that there is a substantial risk of such assertion) that such Lender and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Loans.

Reports is defined in Section 7.26(a).

Representative means, with respect to any Person, any representative, officer, director, manager, employee, consultant, contractor, attorney or agent of such Person.

Responsible Officer of a Person (other than an individual) means the President, a Vice President, Chief Executive Officer, Chief Financial Officer, Treasurer, Comptroller, Chief Accounting Officer, Chief Operating Officer, or Director of such Person.

S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).

SBA means the Small Business Administration.

SBIC means a small business investment company licensed under the SBIC Act.

SBIC Act means the Small Business Investment Act of 1958, as amended.

SBIC Maximum Rate is defined in Section 3.8.

SBIC Regulations means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations, sections 107 and 121, as amended.

Schedule means a schedule attached to this Agreement unless otherwise specified.

SEC is defined in Section 14.16.

SEC Documents  means the collective reference to the Form 10-K Annual Report for the fiscal year ended December 31, 2009, Form 8-K Interim Reports, Form 10-Q Quarterly Reports, Form 14-C Information Statement, Schedule 14F-1, and Form S-1 Registration Statement and all amendments thereto filed by the Company with the SEC since December 31, 2009.

Securities Act means the Securities Act of 1933, as in effect from time to time.

Security Agreement means that certain Security Agreement dated the Closing Date, by and among Borrowers, as debtor and Agent, as secured party for the ratable benefit of the Lenders, pursuant to which Borrowers granted Agent a Lien in the Collateral (as defined therein) to secure the Obligations, attached hereto as Exhibit B.

Security Documents means the Security Agreement, the Pledge Agreement, any Deed of Trust, any Landlord Subordination of Lien, all Deposit Account Control Agreements, and all related instruments and documents executed and delivered to Agent or any Lender at the Closing or pursuant to Section 6 or Section 8.9, and all documents and UCC financing statements executed in connection with the foregoing to create or perfect a Lien on the Collateral.

Senior Debt means, when determined, (a) all Obligations of Borrowers for borrowed money under the Loans, excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (b) all purchase money Debt and Capital Lease obligations of the Borrowers.

Senior Debt to EBITDA Ratio means, when determined, the ratio of the Borrowers’ (a) Senior Debt to (b) EBITDA for the most recently completed 12-month period.

Small Business Side Letter means that certain Small Business Side Letter dated the Closing Date, executed by the Borrowers and conforming to the SBIC Act, attached hereto as Exhibit J.

Solvent means, with respect to any Borrower, that based upon the Borrowers’ most recent annual operating plan or the Current Financials as provided under Section 8.1, (a) the aggregate fair market value of such Borrower’s assets exceeds such Borrower’s liabilities, (b) such Borrower has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Borrower does not have unreasonably small capital to conduct its businesses.

Subordinated Debt means the Valley Note, the Culinary Group Note and any other Debt that is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligations pursuant to a Subordination Agreement on terms which are reasonably satisfactory to Agent.

Subordination Agreement means individually, and Subordination Agreements means collectively, each of the Valley Note Subordination Agreement and any other subordination and intercreditor agreement by and among Agent, as agent for the Lenders, any holder of Subordinated Debt, as subordinated lender, and the Borrower(s) who are obligated under such Subordinated Debt, in Proper Form.

Subsidiary of any Person means any corporation, partnership or other entity of which such Person is the Beneficial Owner of at least fifty percent (50%) of the Voting Interests.

Subsidiary Borrower and Subsidiary Borrowers are defined in the introductory paragraph hereto.

Tax means, for any Person, any taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.

Tax Code  means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

TD Escrow Shares means the “Escrow Shares”, as defined in that certain Interest Purchase Agreement dated December 16, 2009, by and among EII, TD Management, Inc., Monaco and the Company (the “Training Direct Interest Purchase Agreement”).

Term Loan is defined in Section 2.1.

Term Loan Commitment means the aggregate of the Initial Term Loan Commitment and the Additional Term Loan Commitment.

Term Note means individually, and Term Notes means collectively, each of the Deerpath Initial Term Note, any Additional Term Note and any other promissory note issued to Deerpath or any other Lender and evidencing all or any portion of the Term Loan, and any promissory notes issued in substitution or replacement thereof.

UCC means the Uniform Commercial Code as adopted in New York and as amended from time to time.

Valley Earn-Out Payments means the earn-out payments required to be made by Valley Anesthesia, Inc. to the Valley Seller pursuant to Sections 1.02(c) and 1.02(d) of the Valley Purchase Agreement.

Valley Note means that certain secured installment six (6) year promissory note dated as of August 20, 2009, executed by Valley Anesthesia, Inc., and made payable to the Valley Seller, in the initial principal amount of $2,000,000.

Valley Note Permitted Prepayment means the payment of (a) $35,494.72, representing the installment due for the month of November 2010 under the Valley Note, and (b) $212,968.32, representing the six (6) additional monthly installment payments due for the months of December 2010 through May 2011, inclusive under the Valley Note.

Valley Note Security Agreement means that certain Amended and Restated Security Agreement dated the date hereof, by and between Valley Anesthesia, Inc. and Valley Seller, which amended and restated in its entirety the Security Agreement dated August 20, 2009.

Valley Note Subordination Agreement means that certain Subordination and Intercreditor Agreement dated the Closing Date, by and among Agent, as agent for the Lenders, the Valley Seller, as subordinated lender, and the Company, attached hereto as Exhibit F.

Valley Permitted Payments is defined in Section 9.14(c).

Valley Purchase Agreement means the purchase agreement dated August 20, 2009 among Valley Seller and Valley Anesthesia, Inc.

Valley Seller means Valley Anesthesia Educational Programs, Inc., an Iowa corporation.

Voting Interests of any Person means the shares of capital stock, membership interests, partnership interests or other Equity Securities issued by such Person that have voting power (whether pursuant to applicable Law, such Person’s charter, shareholders agreement, partnership, company or operating agreement or by any other contractual right) for the election, removal or replacement of, or otherwise have the power to designate, (a) the members of such Person’s board of directors, board of managers or other governing body performing similar functions, or (b) if such Person is a limited partnership, the general partner of such Person; provided, that the “Voting Interests” of any member-managed limited liability company shall be deemed to be the Equity Securities of such limited liability company that are held by its managing member(s).  For the avoidance of doubt, Warrant Equity Securities and Equity Securities that are issuable upon exercise of stock options shall not constitute Voting Interests unless and until they are issued upon exercise of such Warrant or stock option.

Warrant and Warrants means the Deerpath Warrant and any and all other warrants to purchase Equity Securities of the Company that are issued to any Lender pursuant to this Agreement or in connection with any assignment by another Lender of all or any portion of its Warrant to such Lender, together with any other warrants delivered in substitution or exchange for any of such warrants.

Warrant Equity Securities shall mean the Equity Securities of the Company issuable upon exercise of the Warrants.

1.2          Other Interpretive Provisions.

(a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Words in respect of one gender include each other gender where appropriate.

(b)  With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Documents,

(i)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears;

(ii)          the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;

(iii)         the terms “to the Borrowers’ knowledge” and “to the knowledge of Borrowers” and any other references to the knowledge or awareness of Borrowers mean to the knowledge of each Borrower; a Borrower shall be deemed to have “knowledge” of a particular fact or matter if any director or executive officer of such Borrower is actually aware of such fact or matter or could be expected to discover or otherwise become aware of such matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter;

(iv)         any references to equity interests or other interests of “Lender” or “Lenders” in any entity, property or assets, and any references to things owned by “Lender” or “Lenders” or Obligations owed to “Lender” or “Lenders”, shall include all such equity interests, ownership interests and Obligations owned by or owed to all of the Lenders, collectively;

(v)          the term “including” is by way of example and not limitation;

(vi)         the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and

(c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)  Section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Borrowers, Lenders and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lenders merely because of Lenders’ involvement in their preparation.

1.3          Accounting Principles.  All accounting and financial terms used in the Loan Documents will be determined in accordance with GAAP.  Unless otherwise indicated, all financial calculations in respect of the Borrowers or any Borrower are on a consolidated basis for the Borrowers and defined terms assume that financial information is prepared or calculated on a consolidated basis for the Borrowers in accordance with GAAP.  If any changes in GAAP are hereafter required or permitted and are adopted by Borrowers on a consolidated basis with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of Borrowers on a consolidated basis shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Lenders.

1.4          Time.  Unless otherwise specified, all references in this Agreement to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 2   Loan Commitments.

2.1          Initial Term Loan.  Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make, and shall make, a single advance Loan on a non-revolving basis to Borrowers on or within two (2) days following the Closing Date, in an amount for such Lender equal to its Percentage Interest of the Initial Term Loan Commitment (the “Initial Term Loan”).

2.2          Additional Term Loans.  Subject to the terms and conditions of this Agreement, from time to time after the Closing Date, Lenders may, but shall not be required to, make additional Loans to Borrowers (each, an “Additional Term Loan” and collectively, the “Additional Term Loans”), up to an aggregate additional amount not to exceed the Additional Term Loan Commitment.  Except as otherwise mutually agreed among Borrowers and Lenders, (a) Borrowers may request Additional Term Loans (i) in minimum increments of $500,000 and (ii) primarily for the purpose of funding (A) any earn-out obligations of Borrowers arising out of the Culinary Group Acquisition or the Valley Acquisition, (B) future acquisitions by Borrowers and (C) other growth initiatives by Borrowers, and (b) any Additional Term Loans will have terms and fees consistent with the Initial Term Loan, except that Borrowers shall not be required to issue any additional Warrants or other Equity Securities in connection with any Additional Term Loans.  Any Additional Term Loan by Lenders shall be subject to the conditions set forth in Section 5.3.

2.3          Loan Procedure.  Subject to compliance with Section 5 (or waiver by Lenders of any of the terms hereof), Borrowers may request:

(a)          the Initial Term Loan by submitting a Loan Request to Lenders on or before the Closing Date; and

(b)          any Additional Term Loan by submitting a Loan Request to Lenders at least ten (10) Business Days prior to the proposed Loan Date for such Additional Term Loan, which Loan Request shall include a brief description of the proposed use of proceeds of such Additional Term Loan.  Lenders shall evaluate such Loan Request and the proposed use of proceeds and respond, in their sole discretion, with their proposed terms and conditions of such Additional Term Loan, if any.

2.4          Permitted Prepayment.  Borrowers may voluntarily prepay any or all of the Principal Debt from time to time as set out below:

(a)          Lenders must receive Borrowers’ written or telephonic prepayment notice by 10:00 a.m. on the second (2nd) Business Day before the date of the proposed prepayment;

(b)          Borrowers’ prepayment notice shall specify the prepayment date;

(c)          Any prepayment pursuant to this Section 2.4 must be made in a minimum amount equal to $100,000, with minimum increments of $10,000 in excess of $100,000; provided that if any amount outstanding is less than $100,000 or is not a multiple of $10,000, prepayment of the full amount outstanding may be made;

(d)          concurrently with (and in addition to) any and all payments of the Principal Debt that are funded on or prior to the third anniversary of the Closing Date other than (x) Annual Excess Cash Flow Prepayments and (y) required quarterly amortization payments pursuant to Section 3.2(b), Borrowers shall pay to Lenders a premium in cash, as follows:

(i)           three percent (3.00%) of the amount of Principal Debt prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date;

(ii)          two percent (2.00%) of the amount of Principal Debt prepaid if such prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date; or

(iii)         one percent (1.00%) of the amount of Principal Debt prepaid if such prepayment occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date.

For the avoidance of doubt, nothing in this subsection (d) shall apply to any mandatory prepayments required under Section 2.5.

From and after the first day immediately after the third anniversary of the Closing Date, Borrowers may make optional prepayments of principal or interest in respect of the Notes without premium or penalty.  Amounts repaid or prepaid in respect of the Notes may not be re-borrowed without the Lenders’ written consent.

2.5          Mandatory Prepayment.

(a)          Excess Principal Debt.  If the Principal Debt ever exceeds (i) the Initial Term Loan Commitment, at any time prior to the funding of any Additional Term Loan by Lenders, or (ii) the Initial Term Loan Commitment plus the aggregate principal amount of any Additional Term Loans, at any time following the funding of any Additional Term Loan(s) by Lenders, then Borrowers shall promptly prepay the Principal Debt in the amount of that excess, together with all accrued and unpaid interest on the principal amount prepaid.

(b)          Excess Cash Flow Sweep.

(i)           Borrowers shall make mandatory prepayments of the Principal Debt (not subject to any prepayment penalty or premium) on an annual basis (each, an “Annual Excess Cash Flow Prepayment”) in an amount equal to seventy-five percent (75%) of Borrowers’ Excess Cash Flow for each Excess Cash Flow Period, provided that such Annual Cash Flow Prepayments shall be made only if and to extent that they do not reduce the aggregate cash available in Borrowers’ deposit accounts to an amount below $250,000 as of the last day of such Excess Cash Flow Period.

(ii)          The amount of each Annual Excess Cash Flow Prepayment shall be calculated promptly following completion of Borrowers’ certified annual financial statements provided to Lenders pursuant to Section 8.1(a) with respect to Borrowers’ fiscal year ending on the last day of the applicable Excess Cash Flow Period, and Borrowers shall fund such Annual Excess Cash Flow Prepayment to Lenders no later than twenty (20) Business Days following delivery of such certified annual financial statements to Lenders; provided, that if such certified annual financial statements are not available within 130 days after the last day of such fiscal year, then such Annual Excess Cash Flow Prepayment shall be calculated based on the Borrowers’ internal financial statements for such fiscal year and Borrowers shall fund the Annual Excess Cash Flow Prepayment to Lenders no later than the 130th day after the last day of such fiscal year; provided, further that Borrowers shall fund the amount of any deficiency, if applicable, in the amount of such Annual Excess Cash Flow Prepayment promptly upon receipt of the certified annual financial statements for such fiscal year, and any excess amount, if applicable, shall be returned to Borrowers promptly.

(c)  Mandatory Prepayments of Proceeds.  At Agent’s election, the following amounts may either be applied to the Obligations in accordance with Section 3.3 or retained by the applicable Borrower:

(i)           100% of the proceeds of any post-closing purchase price adjustment received by Borrowers with respect to the Culinary Group Acquisition or any other acquisition of a company or companies (whether by purchase of assets or equity interests, merger or other transaction or series of transactions);

(ii)          all Net Proceeds from the disposition of any asset of any Borrower whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b) or (c));

(iii)         all Insurance Proceeds and Eminent Domain Proceeds that relate to any Borrower’s assets and that Lenders are entitled to receive under Section 8.12 (other than Insurance Proceeds used to restore or replace assets of any Borrower as permitted under Section 8.12(c));

(iv)         all Net Proceeds of the issuance of Equity Securities by any Borrower other than the Company, except if and to the extent that such Net Proceeds are used to fund Valley Permitted Payments pursuant to Section 9.14(c)(i)(C);

(v)          50% of all Net Proceeds from any Qualified Public Offering or any other public offering or private placement of Equity Securities of the Company; and

(vi)         100% of the proceeds of any of the following received by Borrowers:  (A) foreign, United States, state or local tax refunds, (B) judgments, settlements or other consideration of any kind in connection with any cause of action, and (C) indemnity payments.

(d)  Amounts repaid or prepaid in respect of the Notes may not be re-borrowed without the Lenders’ written consent.

2.6          Joint and Several Obligations.

(a)  The Loans and all other Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute the joint and several Obligations of Borrowers secured, until their final maturity and payment in full, by all of the Collateral.  Notwithstanding the foregoing, at the time the Loans and all other Obligations are paid in full and all commitments by Lenders hereunder have been terminated or expired, Agent shall, at Borrowers’ sole cost and expense, take any and all actions reasonably necessary and requested by the Borrowers to release Agent’s security interest in and to the Collateral.

(b)  Each Borrower acknowledges that: (i) the business operations of each Borrower are interrelated and complement one another, and that such entities have a common business purpose, (ii) to permit their uninterrupted and continuous operations, Borrowers now require the funds from Lenders as set forth in the Loan Documents, and (iii) each Borrower has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to which such Borrower is a party is within its purpose, will be of direct and indirect benefit to such Borrower, and is in the best interest of such Borrower.

2.7          Issuance of Deerpath Shares and Deerpath Warrant; Post-Closing True-Up.

(a)  In connection with the Initial Term Loan, the Company has authorized the issuance, sale and delivery to Deerpath of:

(i)           1,886,571 shares of Oak Tree Common Stock, constituting 7.50% of the Oak Tree Fully Diluted Common Stock as of the Closing Date (together with any Equity Securities of the Company delivered in substitution, replacement or exchange thereof or pursuant to any stock dividend, the “Deerpath Shares”), for an aggregate purchase price equal to $10.00; and

(ii)          a warrant, issued for total consideration equal to $10.00 and initially exercisable to purchase 628,857 shares of Oak Tree Common Stock, constituting 2.50% of the Oak Tree Fully Diluted Common Stock as of the Closing Date, at an exercise price of $0.50 per share, attached hereto as Exhibit G (as amended, and together with any other warrant delivered in substitution, replacement or exchange of, or in addition to, such warrant, collectively, the “Deerpath Warrant”).

(b)  Notwithstanding anything in this Agreement, the Investor Rights Agreement or the Deerpath Warrant to the contrary, it is the intention of Borrowers, Lenders and Agent that, as at the Closing Date, (i) the Deerpath Shares shall consist of not less than 7.50% of the Oak Tree Fully Diluted Common Stock and (ii) the shares of Oak Tree Common Stock underlying the Deerpath Warrant shall consist of not less than 2.50% of the Oak Tree Fully Diluted Common Stock.

(c)  For purposes of this Agreement, the “Oak Tree Fully Diluted Common Stock” means the aggregate number of the following securities that are issued or are potentially issuable as at the Closing Date:

(i)           the aggregate number of shares of Oak Tree Common Stock that are issued and outstanding on a Fully Diluted Basis as of the Closing Date, but excluding, solely for purposes of this subsection (i) and to avoid duplication:

(A)          all of the shares of Oak Tree Common Stock underlying the Bianco Contingent Options and the Narang Contingent Options;

(B)           the TD Escrow Shares; and

(C)           the shares of Oak Tree Common Stock that are issuable or that may become issuable as the Contingent Merger Consideration (as defined in the Culinary Group Merger Agreement) pursuant to the terms and conditions of the Culinary Group Merger Agreement;

(ii)          the 622,640 shares of Oak Tree Common Stock underlying the remaining authorized and unissued options under the Company’s 2009 Stock Incentive Plan;

(iii)         the aggregate number of all shares of Oak Tree Common Stock that are issued on or issuable following the Closing Date as the Closing Merger Consideration (as defined in the Culinary Group Merger Agreement) pursuant to the Culinary Group Merger Agreement, including but not limited to any shares of Oak Tree Common Stock that may be issued at any time pursuant to any indemnification claim or other dispute with the ETI Shareholders arising out of the Culinary Group Acquisition (other than the Contingent Merger Consideration (as defined in the Culinary Group Merger Agreement);

(iv)         the aggregate number of all Deerpath Shares and all shares of Oak Tree Common Stock underlying the Deerpath Warrant; and

(v)          the aggregate number of the Contingent Shares.  For purposes of this Agreement, the “Contingent Shares” means the aggregate of the following:

(A) the aggregate number of shares of Oak Tree Common Stock that the Bianco Contingent Options and the Narang Contingent Options become exercisable for at any time, and from time to time, pursuant to the terms and conditions of the Bianco Option Agreement and the Narang Option Agreement, respectively, regardless of whether any or all of such Bianco Contingent Options or Narang Contingent Options are ever actually exercised by Bianco or Narang;

(B) the aggregate number of TD Escrow Shares that are issued and released to the Sellers (as defined in the Training Direct Interest Purchase Agreement) at any time, and from time to time, pursuant to the Training Direct Interest Purchase Agreement; and

(C) the aggregate number of shares of Oak Tree Common Stock that are issued at any time, and from time to time, as the Contingent Merger Consideration (as defined in the Culinary Group Merger Agreement) pursuant to the Culinary Group Merger Agreement;

(d)  Schedule 2.7 lists all of the (i) issued and outstanding shares of Oak Tree Common Stock, (ii) outstanding warrants and options to purchase Oak Tree Common Stock, (iii) authorized but unissued options to purchase Oak Tree Common Stock under the 2009 Stock Incentive Plan, (iv) Contingent Shares and (v) other actual or contingent obligations and earn-outs to issue shares of Oak Tree Common Stock or warrants, options or other rights to purchase or acquire Oak Tree Common Stock.  Schedule 2.7 also sets forth the following; provided, that Schedule 2.7 assumes an estimated VWAP (as defined in the Culinary Group Merger Agreement) for the twenty Trading Days (as defined in the Culinary Group Merger Agreement) immediately prior to the Closing Date equal to $2.50 per share, which implies a total of 1,200,000 shares of Oak Tree Common Stock to be issued as Closing Merger Consideration pursuant to the Culinary Group Merger Agreement:

(i)           Borrowers’ calculations of (A) the number of Deerpath Shares that constitutes 7.50% of the Oak Tree Fully Diluted Common Stock and (B) the number of Oak Tree Common Shares underlying the Deerpath Warrant that constitutes 2.50% of the Oak Tree Fully Diluted Common Stock, in each case excluding any issuance of Contingent Shares following the Closing; and

(ii)          Borrowers’ calculations of (A) the number of Deerpath Shares that constitutes 7.50% of the Oak Tree Fully Diluted Common Stock and (B) the number of Oak Tree Common Shares underlying the Deerpath Warrant that constitutes 2.50% of the Oak Tree Fully Diluted Common Stock, in each case assuming that 100% of the Contingent Shares are issued following the Closing; and

(e)  Based on (i) Schedule 2.7, (ii) the representations and warranties of Borrowers in Section 7.20 (including the disclosures on Schedules 7.20(a), (b) and (c)), and (iii) the estimated VWAP (as defined in the Culinary Group Merger Agreement) for the twenty Trading Days (as defined in the Culinary Group Merger Agreement) immediately prior to the Closing Date equal to $2.50 per share, at the Closing the amount of Oak Tree Fully Diluted Common Stock (excluding the Contingent Shares) has been calculated to be equal to 25,154,276.  Accordingly, at the Closing (i) the number of Deerpath Shares the Company is issuing to Deerpath is equal to 1,886,571 shares of Oak Tree Common Stock, and (ii) the number of shares of Oak Tree Common Stock underlying the Deerpath Warrant is equal to 628,857.

(f)  Notwithstanding the foregoing, if, at any time and from time to time following the Closing Date, the aggregate amount of the Oak Tree Fully Diluted Common Stock increases (whether due to (i) the discovery of any error or omission on Schedule 2.7, including but not limited to any error in the number of issued and outstanding shares of Oak Tree Common Stock on the Closing Date or any warrants or options to purchase Oak Tree Common Stock not disclosed on Schedule 2.7, (ii) any Bianco Contingent Options or Narang Contingent Options becoming exercisable pursuant to the Bianco Option Agreement or the Narang Option Agreement, (iii) the issuance and release of any TD Escrow Shares to the Sellers pursuant to the Training Direct Interest Purchase Agreement, (iv) the issuance of additional shares of Oak Tree Common Stock as Closing Merger Consideration under the Culinary Group Merger Agreement (whether due to a change in the calculation of the VWAP for the twenty Trading Days immediately prior to the Closing Date, in connection with any indemnification claim or other dispute with the ETI Shareholders, or otherwise), or (v) the issuance of any shares of Oak Tree Common Stock as Contingent Merger Consideration pursuant to the Culinary Group Merger Agreement, then the Company shall promptly (A) issue and deliver additional Deerpath Shares to Deerpath and (B) amend, modify, supplement or replace the Deerpath Warrant, or issue an additional Deerpath Warrant, such that the total number of Deerpath Shares shall be equal to 7.50% of such adjusted Oak Tree Fully Diluted Common Stock and the total number of shares of Oak Tree Common Stock underlying the Deerpath Warrant(s) shall be equal to 2.50% of such adjusted Oak Tree Fully Diluted Common Stock.

(g)  Each Borrower shall take such action as Agent or any Lender may reasonably request to carry out more effectively the terms of this Section 2.7, including but not limited to providing Agent and Lenders with prompt notice of any increase in the Oak Tree Fully Diluted Common Stock as described in subsection (f) above, together with all reasonable supporting documents and other information relating thereto, and executing, acknowledging, delivering and recording or filing additional instruments, certificates or documents.

Section 3   Terms Of Payment.

3.1          Notes and Payments Generally.

(a)  Borrowers’ Debt under the Loans shall be evidenced by the Notes.  Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grids attached to the Notes (or on any continuation of such grids or, at each Lender’s option, in its records), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal balance of the portion of the Loan(s) evidenced thereby.  Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of any Borrower.

(b)           Except as otherwise required by applicable Law, Borrowers must make each payment on the Obligation, without offset, counterclaim or deduction, free and clear of all Taxes (other than Taxes imposed on the net income of Lenders or franchise Taxes) and without any withholding, restriction or condition imposed by any Governmental Authority to Lenders’ designated depositary accounts or to Lenders’ designated principal offices, in funds that will be available for immediate use by Lenders by 11:00 a.m. on the day due.  If any Borrower is required by applicable Law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender receives an amount equal to the sum it would have received had no such deductions been made.  Payments received after the time noted in the first sentence of this subsection (b) will be deemed received on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.

3.2          Loan Payments.

(a)  Term Loan Interest Payments.  Beginning January 1, 2011 and continuing until the Principal Debt is paid in full, accrued interest on the Term Loan is due and payable monthly in arrears on the first day of each month.

(b)  Mandatory Amortization of Term Loan.  Borrowers shall make payments of Principal Debt on a quarterly basis (on the first day of each calendar quarter of Borrowers until the Principal Debt is paid in full, commencing January 1, 2011 (i.e., on each January 1, April 1, July 1 and October 1), in an amount equal to $75,000 per quarter.

(c)  Payments at Maturity.  All outstanding Principal Debt and all accrued and unpaid interest with respect to the Term Loan are due and payable on the Maturity Date.

(d)  ACH Authorization Agreements.  No later than sixty (60) days following the Closing Date, Borrowers shall execute and deliver to each Lender an ACH Authorization Agreement and shall make, or cause to be made, all payments under this Section 3.2 when due by ACH transfer or automatic debit from Borrowers’ accounts into each Lender’s respective account as designated on attached Schedule 1 or such other account(s) as any Lender may designate in writing from time to time.

3.3          Order of Application.

(a)  If no Default or Potential Default exists, all payments, permitted prepayments, and mandatory prepayments shall be applied as specified in this Agreement, and if not specified, such payments shall be applied among principal, interest, fees, expenses, late charges, collection costs, and other charges under the Loan Documents for which Lenders have not been paid or reimbursed at Agent’s sole discretion.

(b)  At any time a Default or Potential Default exists, all payments (including the proceeds from the exercise of any rights by Agent, any Lender or Borrower) shall be applied among principal, interest, fees, expenses, late charges, collection costs, and other charges under the Loan Documents for which Lenders have not been paid or reimbursed at Agent’s sole discretion.

(c)  Unless otherwise agreed to by Lenders, (i) any payment, permitted prepayment and mandatory prepayment under the Loans shall be applied between the Notes in proportion to the Percentage Interests of the Lenders, and (ii) any prepayment under the Loans shall be applied to reduce the Borrowers’ Principal Debt repayment Obligations in the reverse order of maturity, beginning with the Principal Debt due at the Maturity Date.

3.4          Interest Rate.  Except as otherwise provided in this Agreement, the Principal Debt shall accrue interest at an annual rate equal to the lesser of (a) 13.50% per annum and (b) the Maximum Rate.  Each change in the Maximum Rate is effective as of the effective date of such change without notice to Borrowers or any other Person.

3.5          Default Rate.  To the extent permitted by Law, upon the occurrence and during the continuation of any Default, the Principal Debt shall accrue interest, payable on demand, at an annual rate equal to the lesser of (a) 17.50% percent per annum and (b) the Maximum Rate (such interest rate, the “Default Rate”).  Subject to Section 3.7, Lenders may, to the extent permitted by Law, in their sole discretion, add accrued and unpaid interest to the Principal Debt after any such amount is due in accordance with this Agreement, and such amount will accrue interest until paid at the applicable interest rate.

3.6          Interest Calculations.  Interest on the Loans and all other amounts due under any Loan Document will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days (unless such computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).  All interest rate determinations and calculations by Lenders are presumptively correct absent manifest error.

3.7          Maximum Rate.  Regardless of any provision in any Loan Document, it is the intention of Borrowers and Lenders that Lenders not (a) contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligations any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest, in violation of any applicable Law.  If any acceleration of the maturity of the Notes or any payment under the Loan Documents produces a rate in excess of the Maximum Rate, or if Lenders shall for any reason receive any such unearned interest, or if any transaction contemplated hereby or by any other Loan Document would otherwise be usurious under applicable Law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Agreement, or under any of the other Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount, (ii) no Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal (not subject to any prepayment premium under Section 2.4) and any remaining excess or unearned interest will be refunded to Borrowers, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws.  In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Borrowers and Lenders shall, to the maximum extent permitted under applicable Law (w) treat all Loans as a single extension of credit (Lenders and Borrowers agree that such is the case), (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments or repayments and their effects, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligations.  However, if the Obligations is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).  If the applicable Law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable Law, then the “Maximum Rate” shall be increased to the maximum rate of interest allowed by applicable Law as amended, which increase shall be effective hereunder on the effective date of such amendment, to the extent permitted by applicable Law.

3.8          Cost of Money Ceiling.  If the “cost of money” (including interest and certain prepayment premiums and other consideration, as more fully defined in 13 C.F.R. §107.855) payable on the Term Loan is in excess of the maximum permissible rate (the “SBIC Maximum Rate”) permitted under 13 C.F.R. §107.855, that is the greater of nineteen percent or the cost of money ceiling calculated pursuant to that section, then at the election of any Lender (a) any “cost of money” payable on the Term Loan in excess of that SBIC Maximum Rate shall be treated as a repayment of principal (not subject to any prepayment premium under Section 2.4), (b) any remaining cost of money will be refunded to Borrowers, and (c) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all 13 C.F.R. §107.855.

Section 4   Fees and Expenses.

4.1          Treatment of Fees and Expenses.  To the extent permitted by Law, the fees and expenses described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non-refundable, (e) accrue interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be); provided, that the fees described in this Section 4 are in all events subject to the provisions of Section 3.7.

4.2          Structuring and Closing Fees.  Concurrently with the funding of the Initial Term Loan by Lenders, Borrowers shall pay to Lenders (a) a structuring fee in an amount equal to $30,000.00, which is equal to one percent (1.00%) of the Initial Term Loan Commitment, and (b) a closing fee in an amount equal to $60,000.00, which is equal to two percent (2.00%) of the Initial Term Loan Commitment.  On the date of each advance of a Loan to Borrowers, Borrowers shall pay in cash to Lenders any other fees and expenses provided for in Section 8.11 hereof (net of any expense deposit); provided, however, that, in lieu of any such cash payment under this Section 4.2, Lenders may in their sole discretion elect to deduct such fees and expenses from the applicable Loan.

Section 5   Conditions Precedent.

5.1           To Closing.  This Agreement will become effective once all parties have executed and delivered this Agreement.

5.2           To Initial Term Loan.  The obligation of Lenders to make the Initial Term Loan on or within two (2) days following the Closing Date is, in addition to the conditions precedent specified in Section 5.1, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent, Lenders and their counsel:

(a)  Lenders have received all of the following items, each fully executed and in Proper Form:

(i)           this Agreement;

(ii)          the Deerpath Initial Term Note;

(iii)         the Security Agreement;

(iv)         the Pledge Agreement;

(v)          the Valley Note Subordination Agreement;

(vi)         the Loan Request for the Initial Term Loan;

(vii)        the Deerpath Shares;

(viii)       the Deerpath Warrant;

(ix)          the Investor Rights Agreement;

(x)           the Noncompetition Letter Agreements with respect to each of Sanjo Squared, LLC, Bianco, Narang, Kellis Veach, Monaco, Ashok Narang, Kaplan, Timothy Sauvage and Barbara Paradise;

(xi)          the Small Business Side Letter;

(xii)         the Flow of Funds Memo;

(xiii)       executed copies of the Culinary Group Purchase Agreements and all ancillary and related documents and agreements executed in connection with the Culinary Group Acquisition, and evidence reasonably satisfactory to Agent and Lenders that the closing of the Culinary Group Acquisition will occur concurrently with the closing of the Initial Term Loan;

(xiv)       the Company’s Secretary’s Certificate certifying as to its articles of incorporation, its bylaws, the incumbency of its officers executing Loan Documents and their specimen signatures, and resolutions adopted by its Board of Directors authorizing the Culinary Group Acquisition and the Initial Term Loan;

(xv)        Secretary’s Certificates of each other Borrower in substantially the same form as the Secretary’s Certificate delivered by the Company;

(xvi)       SBA Forms 480, 652 and 1031, together with a written certification from Borrowers regarding their intended use of the proceeds of the Term Loan;

(xvii)      evidence that all material consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrowers of the Loan Documents have been duly obtained and are in full force and effect; and

(xviii)     evidence that all agreements executed by the Borrowers and/or their Equityholders between themselves or with third parties prior to the date hereof have been amended, supplemented, or terminated to the extent necessary (and such amended agreements are in Proper Form) so as to not be in contravention of or conflict with the provisions of any such agreement, any Loan Document or any other agreement executed in connection herewith or therewith.

(b)  Lenders have received each of the following in Proper Form:

(i)           UCC-1 Financing Statements with respect to the Collateral referenced in the Security Documents;

(ii)          Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where any Borrower is organized or authorized to do business or does business, which shows no Liens on the Collateral other than Permitted Liens, including from the following jurisdictions:

(A) New York Secretary of State, and

(B) Delaware Secretary of State,

(iii)         Certificates of Existence and Good Standing from Delaware and New York for the Company and from New York and Iowa for the other Borrowers; and

(iv)         Certificates of Insurance or other proof, satisfactory to Lenders, that Borrowers have the insurance coverage required by Section 8.8;

(v)          all collateral assignments of insurance policies required by Section 8.8;

(vi)         appropriate collateral filings with respect to registered intellectual property;

(vii)        such other certificates, documents and agreements as Agent or Lenders may reasonably request.

(c)  Each of the following has been completed, satisfied, or is true and correct as of the date of such funding:

(i)           at the sole discretion of Lenders, completion of Lenders’ due diligence regarding the Culinary Group Acquisition, as well as the following with respect to Borrowers:  Litigation, Taxes, accounting, labor, insurance, pension liabilities, real estate leases, material contracts, Debt agreements, property ownership, and contingent liabilities, the results of which are satisfactory to Lenders in their sole discretion;

(ii)          all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they shall be true and correct as of such specific date);

(iii)         no Material Adverse Event exists;

(iv)         no material Litigation exists;

(v)          no Default or Potential Default exists;

(vi)         Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11; and

(vii)        The Company shall have authorized the issuance of the Deerpath Shares and the Deerpath Warrant to Deerpath.

(d)  Borrowers’ delivery to Lenders of the Loan Request for the Initial Term Loan constitutes a representation and warranty by the Borrowers to Lenders that the statements in this Section 5.2 are true and correct in all respects.

5.3          To Additional Term Loans.  In addition to the conditions precedent specified in Section 5.1, the obligation of Lenders to make any Additional Term Loan pursuant to Section 2.2 shall be subject to (i) Lenders’ approval of such Additional Term Loan in their sole discretion, which approval may be withheld by Lenders for any reason or for no reason, and (ii) the following terms and conditions precedent, each of which shall be satisfactory in all respects to Agent, Lenders and their counsel:

(a)  Such Additional Term Loan shall be in an amount greater than or equal to $500,000.

(b)  Lenders have received all of the following items, each fully executed and in Proper Form:

(i)           the Loan Request for such Additional Term Loan;

(ii)          the Company’s Secretary’s Certificate certifying as to its articles of incorporation, its bylaws, the incumbency of its officers executing Loan Documents on such Loan Date and their specimen signatures, and resolutions adopted by its Board of Directors authorizing the Additional Term Loan;

(iii)         Secretary’s Certificates of each other Borrower in substantially the same form as the Secretary’s Certificate delivered by the Company;

(iv)         such other certificates, documents and agreements as Lenders may reasonably request.

(c)  Lenders have received, if requested, each of the following in Proper Form:

(i)           Certificates of Existence and Good Standing from Delaware and New York for the Company and from New York and Iowa for the other Borrowers; and

(ii)          Certificates of Insurance or other proof, satisfactory to Lenders, that Borrowers have the insurance coverage required by Section 8.8.

(d)  Each of the following has been completed, satisfied, or is true and correct as of the applicable Loan Date:

(i)           all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they are true and correct in all material respects as of such specific date);

(ii)          no Material Adverse Event exists;

(iii)         no material Litigation exists;

(iv)         no Default or Potential Default exists; and

(v)          Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

Borrowers’ delivery of the Loan Request for such Additional Term Loan to Lenders shall constitute a representation and warranty by the Borrowers to Lenders that the statements in this Section 5.3 are true and correct in all respects.

5.4           No Waiver.  Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.

5.5           Borrowers’ Conditions.  The Obligations of the Borrowers to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions:

(b)           To Initial Term Loan.  On the Closing Date (i) Borrowers shall have received (i) the net proceeds (after deducting all fees and expenses under the Loan Documents) of the Initial Term Loan; provided, that such condition shall be deemed to be satisfied if Lenders initiate the wire transfer of such funds to the account(s) designated in advance by Borrowers to receive such funds within two (2) days following the Closing Date, regardless of whether such funds are received and posted to such account(s) on the Closing Date, and (ii) the Borrowers shall have received this Agreement and counterparts of the other Loan Documents required to be executed by the Agent or the Lenders on or within two (2) days following the Closing Date, duly executed by such Persons.

(c)           To Additional Term Loans. On the Loan Date for each Additional Term Loan, Borrowers shall have received (i) the net proceeds (after deducting all fees and expenses under the Loan Documents) of such Additional Term Loan; provided, that such condition shall be deemed to be satisfied if Lenders have initiated the wire transfer of such funds to the account(s) designated in advance by Borrowers to receive such funds, regardless of whether such funds are received and posted to such account(s) on such Loan Date, and (ii) counterparts of the other Loan Documents required to be executed by the Agent or the Lenders in connection with such Additional Term Loan, duly executed by such Persons.

Section 6   Security.

6.1          Collateral; After-Acquired Property.

(a)  The complete payment and performance of the Obligations shall be secured by all of the items and types of property of each Borrower (collectively, the “Collateral”) described as collateral or otherwise secured in the Security Documents, including, without limitation, (i) all personal property, real property interests (including all ownership, leasehold, mineral or other interests), equity interests, accounts receivable, notes receivable, accounts, contracts, intellectual property, general intangibles, inventory, equipment and after-acquired property of each Borrower, (ii) all Equity Securities of any Person owned by each Borrower, including but not limited to the Equity Securities pledged pursuant to the Pledge Agreement, and (iii) any Title IV national accreditation that is obtained by any Borrower.  Each Borrower shall execute all applicable Security Documents necessary or appropriate to perfect Lenders’ Liens in all of the Collateral it owns.

(b)  Within five (5) Business Days after any Borrower creates or acquires any Subsidiary after the Closing Date, such Borrower shall grant a security interest in and pledge to Agent (for the ratable benefit of the Lenders), pursuant to a pledge agreement in Proper Form, one hundred percent (100%) of its ownership in the Equity Securities of such Subsidiary.

(c)  Each Borrower shall notify Agent within five (5) Business Days after such Borrower’s acquisition or purchase of any ownership, leasehold, mineral or other interest in any real property after the Closing Date, and, upon Agent’s request, such Borrower shall execute, deliver, record and file any Deed of Trust, Landlord Subordination of Lien (and shall cause the applicable landlord to execute any such Landlord Subordination of Lien) and/or any other instruments or documents (in Proper Form) that are necessary to provide Agent (for the ratable benefit of the Lenders) a first priority Lien on such real property interest.  Borrowers acknowledge that the execution of such Deeds of Trust, Landlord Subordinations of Liens and other instruments and documents is a part of the bargained-for exchange between Lenders and Borrowers and constitutes a part of the consideration for the Loans.

(d)  Within five (5) Business Days after any Borrower opens or acquires any deposit account after the Closing Date, such Borrower shall execute and deliver to Agent (for the ratable benefit of the Lenders) a Deposit Account Control Agreement in Proper Form with respect to such deposit account.

(e)  Each Borrower shall notify Agent within five (5) Business Days after any Title IV national accreditation is obtained by any Borrower or any of its Affiliates, and upon Agent’s request at any time, Borrowers shall take such actions as shall be reasonably necessary or appropriate to (i) grant a Lien on and pledge such Title IV national accreditation to secure the Obligations, (ii) place such accreditation in a special purpose Subsidiary, with 100% of the equity interests of such special purpose Subsidiary to be pledged to secure the Obligations, and/or (iii) obtain any and all required consents and approvals of Governmental Authorities to the foregoing or to the change of control of the entity that holds such accreditation.

6.2           Financing Statements.  Borrowers hereby authorize Agent to execute or otherwise authenticate and file any financing statements, continuation statements, and termination statements recording Agent’s security interest in the Collateral, and Borrowers shall take such other actions as are reasonably requested by Agent relating to the Collateral, including, without limitation, initiating any Lien search reasonably required by Agent.

6.3           Priority.  Except for Liens described in clause (b) of the definition of Permitted Liens, Agent shall have a first priority Lien on the Collateral.

Section 7   Representations And Warranties.

Each Borrower jointly and severally represents and warrants to Lenders on and as of the Closing Date, after giving effect to the closing and effectiveness of the Acquisition, as follows:

7.1          Existence, Good Standing, and Authority to do Business.  The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  Each other Borrower is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized.  Each Borrower is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing.  Except where the failure to do so is not a Material Adverse Event, each Borrower (a) possesses all requisite authority, power, licenses, permits, and franchises to conduct its business as is now being, or is contemplated to be, conducted, and (b) is in compliance with all applicable Laws.

7.2          Subsidiaries.  No Borrower has any Subsidiaries except as set forth on Schedule 7.2.  Schedule 7.2 lists the jurisdiction of organization of each Subsidiary.

7.3          Authorization, Compliance, and No Default.  The execution and delivery by each Borrower of the Loan Documents to which it is a party and each Borrower’s performance of its Obligations under the Loan Documents (a) are within its corporate, company or partnership power, (b) have been duly authorized by all necessary corporate, company or partnership action, (c) do not require action by, or filing with, any Governmental Authority or any action by any other Person (other than any action taken or filing made on or before the Closing Date), (d) do not violate any provision of such Borrower’s organizational documents, (e) to the knowledge of such Borrower, do not violate any material provision of Law or any order of any Governmental Authority, in each case applicable to such Borrower, (f) do not materially violate, or constitute a material breach of, any material agreements to which it is a party (and no default exists on the part of such Borrower under any agreement to which it is a party), and (g) will not result in the creation or imposition of any Lien on any asset of any Borrower other than Liens in favor of Agent.  Except as set forth in the SEC Documents or on Schedule 7.3, prior to the date hereof, no Borrower or Equityholder of a Borrower has been required to amend, supplement or terminate any agreement to which such Borrower or Equityholder of a Borrower is a party so as to not be in contravention of or conflict with the provisions of any such agreement, any Loan Document or any other agreement executed in connection herewith or therewith.

7.4          Binding Effect.  Each Loan Document (a) has been duly executed and delivered by each Borrower which is a party to it, (b) constitutes the legal, valid and binding Obligation of each Borrower which is a party to it, and (c) is enforceable against each Borrower which is a party to it in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.5          Litigation.

(a)  Except as disclosed in the SEC Documents or on Schedule 7.5(a), no Borrower is subject to, or aware of the threat of, (i) any Litigation involving any Borrower or any assets of any Borrower, or (ii) any pending or, to the knowledge of Borrowers, asserted or threatened claims for liability arising out of products sold or services rendered on or prior to the Closing Date.  No Borrower knows of any valid basis for any such Litigation or liabilities involving any Borrower, any Borrower’s assets or any products sold or services rendered  by any Borrower.

(b)  Except as disclosed in the SEC Documents or on Schedule 7.5(b), there are no outstanding judgments, orders, injunctions, decrees, citations, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against or pertaining to any Borrower or any assets of any Borrower.

7.6           Taxes.  All Tax returns required to be filed by each Borrower have been filed (or extensions have been granted) before delinquency, and all Taxes imposed upon any Borrower that are due and payable have been paid before delinquency, other than Taxes disclosed on Schedule 7.6, which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

7.7           Environmental Matters.  Except as disclosed in the SEC Documents or on Schedule 7.7, no Borrower has any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event.  Except as disclosed in the SEC Documents or on Schedule 7.7 (other than correspondence, notices and reports given and received (i) in the ordinary course of business in respect of environmental matters previously disclosed in the SEC Documents or on Schedule 7.7, and (ii) in respect of procedural matters relating to the periodic renewal of, and application for, Environmental Permits), (a) no Borrower has received written notice or report of, or written inquiry regarding, or is otherwise subject to or bound by any obligation to remedy any violation of any Environmental and Safety Law, and (b) no Borrower has received written notice or report of, or written inquiry regarding, or is otherwise subject to any liability under any Environmental and Safety Law arising out of or directly affecting the properties or operations of any Borrower or any obligation of any Borrower to remedy any violation of any Environmental and Safety Law.  For each Borrower, each Environmental Permit necessary to conduct its operations is currently in effect, and such Borrower’s conduct of its operations is in full compliance with the terms and restrictions of each such Environmental Permit.  No Borrower knows or has received notice that any such Environmental Permit has been terminated.  No facility of any Borrower is used for, or to the knowledge of any Borrower has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental and Safety Law, other than violations that individually or collectively would not constitute a Material Adverse Event.

7.8           Ownership of Assets; Intellectual Property.  Except as disclosed in the SEC Documents or on Schedule 7.8, no Borrower has any ownership, leasehold or other interest in any real property.  Each Borrower has (a) indefeasible title to its owned real property, (b) a vested leasehold interest in all of its leased real property, and (c) good and marketable title to all of its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9).  All assets material to the Borrowers’ operations are owned by a Borrower or are leased from a Person which is not an Affiliate of Borrowers, other than as disclosed in the SEC Documents or on Schedule 7.18.  Each Borrower owns or has the right to use and assign all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and software licenses necessary to continue to conduct its businesses as presently conducted by it and as proposed to be conducted by it immediately after the Closing Date.  Each Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any other Person, other than any infringements or claims that, if successfully asserted against or determined adversely to any Borrower, would not, individually or collectively, constitute a Material Adverse Event.  To the knowledge of the Borrowers, no infringement or claim of infringement by any other Person of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Borrower exists.

7.9           Liens.  No Lien exists on any asset of any Borrower other than Permitted Liens.

7.10         Debt.  No Borrower is an obligor on any Debt other than Permitted Debt.

7.11        Insurance.  Schedule 7.11 contains a list of all of the insurance policies covering the assets, businesses, operations, product liability, employees, officers, managers and directors of Borrowers.  Borrowers maintain insurance at all times with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self insurance authorized by the jurisdictions in which it operates) that possess a minimum A.M. Best Financial Strength Rating of B+ or better.  Borrowers maintain insurance concerning each Borrower’s assets, businesses, operations, product liability, employees, officers, managers and directors, against such damages, losses, casualties, liabilities and contingencies and of the types and in the amounts (and with co-insurance and deductibles) as are reasonable and customary for Borrowers’ businesses.

7.12        Full Disclosure.  Each material fact or condition relating to the Loan Documents and the Borrowers’ financial condition, obligations, liabilities, business, operations, assets, property or prospects has been disclosed to Lenders in writing.  All such information (a) is true and accurate in all material respects and does not fail to state any fact the omission of which would otherwise make any such information materially misleading, and (b) in the case of projections and financial information, is based on reasonable estimates on the date the information is stated or certified and does not fail to state any fact the omission of which would otherwise make any such information materially misleading.

7.13        Place of Business.  The location of each principal executive office or other material place of business of each Borrower is set out on Schedule 7.13.  The books and records of each Borrower concerning accounts and accounts receivable are located at one or more of the locations set forth on Schedule 7.13.  All of each Borrower’s inventory (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Borrower) is in its possession and, together with its other material assets, are located (until disposed of in the ordinary course of business), at one or more of the locations set out on Schedule 7.13.

7.14        Use of Proceeds.

(a)  Initial Term Loan.  Borrowers will use the proceeds of the Initial Term Loan (i) to fund a portion of the purchase consideration for the Culinary Group Acquisition, (ii) to fund the Valley Note Permitted Prepayments, (iii) to fund the transaction costs, fees and expenses of the Initial Term Loan and the Culinary Group Acquisition, and (iv) for the Borrowers’ general working capital purposes.

(b)  Additional Term Loans.  Except as otherwise agreed to in writing by Lenders in connection with any Additional Term Loan, Borrowers shall use the proceeds of any and all Additional Term Loans for the purpose of funding (i) any earn-out obligations of Borrowers arising out of the Culinary Group Acquisition, (ii) future Permitted Acquisitions by Borrowers and (iii) other growth initiatives by Borrowers.

(c)  Prohibited Uses of Proceeds.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.  Each Borrower represents and warrants that no portion of the Loans shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of a Lender during the underwriting period and for thirty (30) days thereafter.

7.15        Employee Benefits.

(a)  Schedule 7.15(a) contains a list of all of Borrowers’ Employee Plans.  Except where occurrence or existence is not a Material Adverse Event, (i) Borrowers are in compliance with ERISA and the terms and conditions of each Employee Plan, (ii) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Tax Code), (iii) no Borrower has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (iv) no Borrower has withdrawn in whole or in part from participation in a “multiemployer plan” (as defined in Section 3(37) of ERISA), (v) no Borrower has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or section 4975 of the Tax Code), and (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

(b)  All payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability in its Current Financials, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

7.16        Laws Relating to Employment.

(a)  Except as set forth in the SEC Documents or on Schedule 7.16(a), Borrowers are not currently subject to any complaints, charges, claims, consent decrees, judgments, arbitration awards, or Orders from any Governmental Authority concerning any federal, state or local Laws regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, workers compensation and any and all of the employment Laws, regulations or statutes cited above.

(b)  Borrowers and their respective facilities, businesses, operations, assets and property have been in material compliance for the past three (3) years and are currently in material compliance with all applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing and workers compensation, including but not limited to the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, the Age Discrimination in Employment Act, the Americans with Disability Act, the Family Medical & Leave Act, the National Labor Relations Act, the labor codes promulgated by the States and regulations promulgated thereunder or any other federal or state statute, ordinance or regulation governing, touching upon or concerning the employment relationship, in each case as amended and in effect as of the Closing Date.  Borrowers have not engaged at any time during the past three (3) years, and are currently not engaging, in any unfair labor practice.  There are not any pending or, to the knowledge of Borrowers, threatened charges, claims, complaints, administrative complaints, or lawsuits alleging (i) breach of an employment contract (whether in fact, expressed or implied), (ii) a claim for workers’ compensation, (iii) any tort such as invasion of privacy, defamation, or intentional infliction of emotional distress, or (iv) any violation of any employment Law, regulation or statute, including, but not limited to, the statutes and Laws cited in this Section 7.16.

(c)  Borrowers are and have always been in material compliance with all applicable Immigration Laws.  Borrowers’ employees and contractors have verified their legal right to work in the United States of America through Form I-9s or similar documents consistent with applicable Immigration Laws.

7.17        Trade Names.  No Borrower has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date, except as disclosed on Schedule 7.17.  Schedule 7.17 includes the names of all Persons with which any Borrower has merged or consolidated, or from which any Borrower has acquired all or substantially all of such Person’s assets, in each case in the five-year period preceding the Closing Date.

7.18        Transactions with Affiliates.

(a)  Except as disclosed in the SEC Documents or on Schedule 7.18(a), no Borrower is a party to any material contract, agreement, arrangement or transaction, whether written or oral, with any of the following:  (i) any director, manager, officer or key employee of a Borrower, (ii) any spouse or immediate family member or Affiliate of any of its directors, managers, officers or key employees or (iii) any of its Affiliates (excluding other Borrowers), other than (A) written employment, noncompetition and confidentiality agreements (including the Noncompetition Letter Agreements), executed copies of which have been provided to Lenders prior to the Closing Date, (B) at-will employment arrangements with employees who are not related (by blood or marriage) to any director, manager, officer or key employee of a Borrower, and (C) any partnership agreement, company agreement, operating agreement, shareholders agreement or other similar governing agreement for such Borrower, an executed copy of which has been provided to Lenders prior to the Closing Date.

(b)  Except as disclosed in the SEC Documents or on Schedule 7.18(b), each contract, agreement, arrangement or transaction listed or required to be listed on Schedule 7.18(a) was entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Borrower could obtain or could become entitled to in an arm’s-length transaction with a Person that was not one of its Affiliates, directors, managers, officers or key employees or one of their spouses or immediate family members or Affiliates.

(c)  For purposes of this Section 7.18, a contract, agreement, arrangement or transaction is “material” if it requires any Borrower to pay or provide products or services of more than $100,000 during the term of the governing agreement.

7.19       Government Regulation.

(a)  No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

(b)  No Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 or any other federal or state statute that restricts or limits any Borrower’s ability to incur Debt or to perform any Borrower’s Obligations hereunder or under any other Loan Document.

(c)  No Borrower is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other federal, state or local statute which limits its ability to incur Debt.

(d)  The making of the Loans by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof will not violate any provision of any statute or any rule, regulation or order issued by the SEC.

(e)  Each Borrower acknowledges that Deerpath is a federally licensed SBIC and is subject to the SBIC Regulations.  Borrowers, together with their “affiliates” (as defined in 13 CFR § 121.103), are a “small business concern” within the meaning of the SBIC Regulations.  The information set forth in SBA Forms 480, 652 and Section A of Form 1031 regarding Borrowers, which have been prepared with information provided by Borrowers, is accurate and complete.  Copies of such forms have been completed and executed by Borrowers.  Borrowers do not presently engage in, and will not engage in, any activities, and will not use directly or indirectly the proceeds from the Loans for any purposes for which an SBIC is prohibited from providing funds by the SBIC Regulations.

At least fifty-one percent (51%) of the employees of Borrowers are located within the United States and at least fifty-one percent (51%) of the tangible assets of Borrowers are located within the United States.  The proceeds of the Loans are intended for use and shall only be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely within the United States, and no portion of such proceeds shall be used, directly or indirectly: (i) to purchase stock in or provide capital to an SBIC; (ii) to acquire farm land; or (iii) for any purpose contrary to the public interest, including activities which are in violation of Law or inconsistent with free competitive enterprise.

7.20        Capitalization.

(a)  The SEC Documents list the owners of five percent (5%) or more of the outstanding Equity Securities of the Company and all Equity Securities owned by executive officers and directors of the Company.  Schedule 7.20(a) lists the owners of all authorized and outstanding Equity Securities of each Borrower other than the Company, including options and other equity equivalents of each Borrower, pre-Closing and as of (and after giving effect to) the Closing, together with the amount and percentage of such Equity Securities held by each such owner.  All of the outstanding Equity Securities of Borrowers are validly authorized and issued, fully paid and nonassessable, and free and clear of any and all Liens (other than Liens in favor of Agent pursuant to the Security Documents).

(b)  Except as contemplated by the Warrants and as set forth in the SEC Documents or on Schedule 7.20(b):  (i) there are no outstanding or any present plans to issue any shares of capital stock or other Equity Securities, securities, rights, warrants or options convertible or exchangeable into or exercisable for any shares of capital stock or other Equity Securities, stock appreciation rights or phantom stock of any Borrower; provided, that, nothing contained in this Section 7.20 shall restrict any Borrower from granting equity options to its managers or directors pursuant to Agent’s prior written consent, (ii) no Borrower is under any obligation, contingent or otherwise, to redeem or otherwise acquire any shares of its capital stock or other Equity Securities or any securities, rights or options to acquire such capital stock, Equity Securities, stock appreciation rights or phantom stock, and (iii) there are no agreements (other than any applicable Loan Documents) between any Persons, Equityholders, or managers or directors of any Borrower with respect to the voting or transfer of any Equity Securities of a Borrower owned by such parties or with respect to any other aspect of their affairs concerning any Borrower.

(c)  Except as contemplated by the Warrants and as set forth in the SEC Documents or on Schedule 7.20(c), (i) there are no statutory or contractual shareholders’ preemptive rights with respect to the Equity Securities of any Borrower, (ii) no Borrower has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Securities, and (iii) there are no agreements granting registration rights to any Person with respect to any Equity Securities of a Borrower.

(d)  None of the items, agreements, arrangements or other disclosures set forth in the SEC Documents or on Schedule 7.20(b) or Schedule 7.20(c) conflicts with the rights granted to Agent or any Lender in the Loan Documents or any related agreements executed simultaneously herewith.

7.21        Compliance with Laws; Certain Operations.  Each Borrower and to the knowledge of each of the Borrowers, each of the officers, directors, managers and employees of each Borrower have complied in all material respects with all applicable Laws relating to the businesses of Borrowers and all applicable requirements of any Governmental Authority or self-regulatory organization.  No notices, citations, claims or orders have been filed or granted against any Borrower alleging or finding violation of, or liability or responsibility under, any such Law which have not been heretofore settled.

7.22        Solvency.  Each Borrower is Solvent prior to, and after giving effect to, the transactions contemplated hereby.  No transfer of property is being made and no obligation is being incurred in connection with such transactions with actual intent to hinder, delay or defraud any  present or future creditors of any Borrower.

7.23        Financials.

(a)  Amendment No. 2 to the registration statement of the Company on Form S-1 filed with the SEC on August 31, 2010, and included in the SEC Documents, contains the historical audited and interim financial statements of the Borrowers for the two fiscal years ended December 31, 2009 and as at June 30, 2010 and for the six month period then ended, or from the date of inception, if a lesser period.  The Company has also furnished the Agent true and complete copies of (i) the audited financial statements of the Valley Seller as at December 31, 2007, December 31, 2008 and August 20, 2009, and for the fiscal periods then ended, and (ii) the unaudited historical financial statements of the Culinary Group Sellers, in each case, for the two fiscal years ended December 31, 2009 and for the six month interim periods ended June 30, 2009 and June 30, 2010 (all such financial statements described in this Section 7.23(a), collectively, the “Financial Statements”).

(b)  Except as set forth on Schedule 7.23(b), the Financial Statements were prepared in accordance with GAAP and Borrowers’ past accounting practices, except that the unaudited financial statements are subject to customary audit adjustments and may not include footnotes required in accordance with GAAP.  The Financial Statements present fairly the consolidated financial position of Borrowers as of the dates thereof and the consolidated results of their operations for the periods then ended.  Since December 31, 2009, Borrowers’ businesses have been operated in the ordinary course thereof consistent with past practices and there has not occurred, and no event, occurrence or condition exists, which was or could reasonably be determined to be a Material Adverse Event.

(c)  Borrowers have also delivered to Lenders certain projections of profits and losses (the “Projections”) of Borrowers’ (and, with respect to the portion of calendar year 2010 prior to the Closing Date, the Culinary Group Sellers’) profit and loss statement for calendar years 2010 through 2014.  The Projections represent estimates of Borrowers’ future financial performance for the period set forth therein, and Borrowers believe such estimates are fair and reasonable in light of the current and reasonably foreseeable future conditions.

7.24        Absence of Undisclosed Liabilities.  Except as disclosed in the SEC Documents, there are no liabilities or any facts or circumstances that could give rise to liabilities, whether accrued, known, due or to become due, contingent, absolute, determined, determinable or otherwise, and regardless of when asserted, of any Borrower arising out of (a) any transaction entered into, product sold, service rendered or action or inaction by any Borrower on or prior to the date hereof, or (b) any state of facts existing on or prior to the date hereof, other than (i) liabilities set forth in the Current Financials and (ii) other undisclosed liabilities incurred since the date of the Current Financials in the ordinary course of business that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event.

7.25        Employee Matters.  Except as set forth in the SEC Documents or on Schedule 7.25:

(a)  no employee of a Borrower is currently represented by any labor union, no Borrower is a party to any collective bargaining agreement, and there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of any Borrower;

(b)  there is no unfair labor practice complaint against any Borrower pending before the National Labor Relations Board;

(c)  there is no labor strike, dispute, slow down, walkout, work stoppage, representation campaign other concerted interruption of operations pending or, to the knowledge of Borrowers, threatened by the employees of any Borrower or otherwise against any Borrower;

(d)  there has been no change in the compensation of any employee of Borrowers since December 31, 2009, other than increases in the ordinary course of business that are reflected or accounted for in the Projections; provided, however, there shall have been no change in the compensation of any employee who is also an Equityholder of a Borrower; and

(e)  to the best of Borrowers’ knowledge, no officer or employee of any Borrower has entered into any agreement which is now in effect with any person, corporation, partnership or business organization other than Borrowers requiring such person to assign any interest in any invention or trade secrets or to keep confidential any trade secrets or other proprietary information or containing any prohibition or restriction on competition or solicitation of customers.

7.26        SEC Documents and Compliance.

(a)  Since May 4, 2007, the Company has filed on a timely basis with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing documents, including all exhibits, financial statements and schedules attached thereto and any document incorporated by reference therein, being collectively referred to herein as the “Reports”), or has received a valid extension of such time of filing and has filed any such Report prior to the expiration of any such extension.  As of their respective dates, the Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No executive officer of the Company has failed to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Report.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Reports, and none of the Reports is subject to ongoing review or outstanding SEC comment or investigation. A complete and accurate list of the Reports is available on the SEC’s web site at www.sec.gov.

(b)  As of their respective dates, the consolidated financial statements of the Company and all Subsidiary Borrowers included in the Reports complied as to form in all material respects with applicable accounting requirements, the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes) and fairly present in all material respects the financial position of the Company and the Subsidiary Borrowers as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments).

(c)  Each Independent Accounting Firm that has expressed its opinion with respect to the consolidated financial statements included in the Company’s registration statement on Form S-1, File No. 333-164871 (each opinion, an “Audit Opinion”) is independent of the Company pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC, and each such Independent Public Accounting Firm was otherwise qualified to render their respective Audit Opinion under the Securities Act and the Exchange Act, as applicable.  In the event another accounting firm shall be engaged by the Company subsequent to such filing to conduct a review or audit of any of the Company’s consolidated financial statements, such other or additional accounting firm will be independent of the Company pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and will be otherwise qualified to conduct such review or audit and render an audit opinion under the Securities Act or Exchange Act, as applicable.

(d)  The Company and all Subsidiary Borrowers have implemented and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  The Company (i) has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including the Subsidiary Borrowers, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the Closing Date, to the Company’s outside auditors and the Audit Committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.”

(e)  Since May 4, 2007, (i) neither the Company nor any of the Subsidiary Borrowers or any director, officer, employee, auditor, accountant or representative of the Company or any of the Subsidiary Borrowers has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Subsidiary Borrowers or their respective “internal control over financial reporting,” including any material complaint, allegation, assertion or claim that the Company or any of the Subsidiary Borrowers has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Subsidiary Borrowers, whether or not employed by the Company or any of the Subsidiary Borrowers, has reported to the Board of Directors or any committee thereof or to any officer or director of the Company or any Subsidiary Borrower evidence of a material violation of the Securities Act or Exchange Act or the rules promulgated thereunder, the rules of the SEC, a breach of fiduciary duty or similar violation by the Company, any of the Subsidiary Borrowers or any of their respective officers, directors, employees or agents.

(f)  No Subsidiary Borrower is required to file any form, report, schedule, statement or other document with the SEC.

(g)  Neither the Company nor any Subsidiary Borrower is a party to, or has entered into any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any transaction or relationship between or among the Company or any Subsidiary Borrower, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Subsidiary Borrowers in any audited financial statements or other reports filed with the SEC.

Section 8   Affirmative Covenants.

Each Borrower covenants jointly and severally that, except with the prior written consent of Agent, so long as all or any portion of the Loans remains outstanding and until Lenders’ commitments to lend hereunder have terminated:

8.1          Items to be Furnished.  Borrowers shall cause the following to be furnished to each Lender at its respective principal office, as designated by each Lender to Borrowers from time to time:

(a)  Promptly after preparation, and no later than one hundred twenty (120) days after the last day of each fiscal year of Borrowers, (i) audited consolidated financial statements (including balance sheets, statements of income, cash flows and stockholders’ equity), and (ii) an unaudited consolidating balance sheet and an unaudited consolidating statement of income detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions, if applicable, key operating statistics and a summary of accounting policies and detailed notes) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the year ended on, that last day, accompanied by:

(i)           the unqualified opinion of Raich, Ende Malter LLC or another firm of independent certified public accountants acceptable to Lenders (the “Accounting Firm”), based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers; and

(ii)          a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrowers’ compliance with the financial covenants set forth in Section 10 of this Agreement and (B) that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers.

(b)  Commencing with the calendar month ending February 28, 2011, promptly after preparation, and no later than forty-five (45) days after the last day of each calendar month of Borrowers, internally-certified unaudited financial statements (including statements of income and cash flows, a balance sheet, a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions, if applicable, key operating statistics and detailed notes) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the month-end and year-to-date.

(c)  Promptly after preparation, and no later than forty-five (45) days after the last day of each fiscal quarter of Borrowers, Borrowers shall deliver the following to Lenders:

(i)           internally-certified unaudited financial statements (including statements of income and cash flows, a balance sheet, a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions, if applicable, key operating statistics and detailed notes) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the month-end and year-to-date;

(ii)          a management discussion and analysis that includes a discussion and explanation of (A) the comparison of the Borrowers’ actual operating results to budget for such fiscal quarter and for the year to date period then ended, (B) the comparison of the Borrowers’ operating results for such fiscal quarter and for the year to date period then ended to the corresponding periods in the prior year, (C) a comparison of Borrowers’ operating results for such fiscal quarter to the immediately preceding fiscal quarter, and (D) the Borrowers’ current financial position in comparison to (I) the prior quarter, (II) the prior year-end, and (III) the budget for such fiscal quarter then ended; and

(iii)          a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrower’s compliance with the financial covenants set forth in Section 10 of this Agreement and (B) that such financial statements (I) were prepared in accordance with GAAP and on a basis consistent with Borrowers’ historical financial statements and (II) present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers.

(d)  Promptly after preparation, and no later than the last day of January of each year (assuming a fiscal year end of December 31), an annual operating plan (with a level of detail consistent with the Projections) for Borrowers on a consolidated and consolidating (by legal entity) basis, approved by the Board of Directors of the Company, for the current fiscal year (if delivered in January of such year), that (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes budgeted monthly balance sheets, income statements and statements of cash flows for such fiscal year, and, commencing in 2010, comparisons of such items to the corresponding months in the prior fiscal year, and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(e)  Promptly after preparation, and no later than the earlier to occur of (i) ninety (90) days after the end of each fiscal year of Borrowers or any extensions approved by the Internal Revenue Service or any state taxing authorities, or (ii) five (5) Business Days after Borrowers’ federal income tax return has been filed, copies of each federal income tax return, Form K-1’s and related tax reporting information for each Borrower for the prior fiscal year.

(f)  Promptly after receipt, a copy of each interim or special audit report and completed management letter issued by independent accountants with respect to any Borrower or its financial records.

(g)  Notice, promptly after any Borrower receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Borrower which, if adversely determined, could reasonably be expected to result in a Material Adverse Event, (ii) any other event which could reasonably be expected to cause a Material Adverse Event, (iii) the obligation of any Borrower to remedy any violation of Environmental and Safety Law, (iv) any liability or alleged liability under any Environmental and Safety Law arising out of, or directly affecting, the properties or operations of such Borrower, (v) any violation or alleged violation by any Borrower of ERISA or any Law with respect to an Employee Plan, or (vi)  any Default or Potential Default, specifying the nature thereof and what action each Borrower has taken and is taking or proposes to take.

(h)  Promptly upon reasonable request by any Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Borrowers.

8.2          Books and Records.  Each Borrower shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1.

8.3          Inspections.  Upon reasonable notice, each Borrower shall allow Agent or any Lender (or its Representatives) during business hours or at other reasonable times to inspect any of its properties, to review reports, files, books, accounts and other records, to make and take away copies, and, to discuss, from time to time, any of such Borrower’s affairs, conditions and finances with its directors, managers, officers, and certified public accountants.

8.4          Taxes.  Each Borrower will promptly pay and discharge when due any and all of its Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien are stayed.  Each Borrower will file all Tax returns that it is required to file, and if any Borrower becomes aware that it has failed to timely file any Tax return, such Borrower shall promptly file such Tax return and pay and discharge any delinquent Taxes associated therewith.

8.5          Payment of Obligations and Compliance with Contracts.  Each Borrower (i) will pay and perform all of the Obligations as the same become due in the ordinary course of its business and are payable or enforceable and (ii) will promptly pay and perform (or renew and extend) all of its other material obligations as they become due (unless such obligations are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made).  Each Borrower will use its best efforts to comply with the terms of, and to perform its obligations under, the Loan Documents and each contract with its customers.

8.6          Indemnification.

(a)  Each Borrower agrees to indemnify, defend, and hold harmless each Indemnified Party (as defined herein) from and against (and will reimburse each Indemnified Party as the same are incurred) all Claims arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, Litigation or proceeding or preparation of a defense in connection therewith) (i) The Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents, (ii) The Culinary Group Acquisition, the Culinary Group Purchase Agreements or any of the transactions contemplated by the Culinary Group Purchase Agreements, (iii) the actual or proposed use of the proceeds of the Loans, (iv) any act arising out of or in connection with Agent’s or any Lender’s representation on, or visitation and observer rights with respect to, the Board of Directors of any Borrower (to the maximum extent permitted by applicable Law), (v) the direct or indirect result of the violation by any Borrower of any Environmental and Safety Law, (vi) any Borrower’s generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance at, to or from any of its properties, (vii) any personal injury to Agent’s, any Lender’s or any Borrower’s respective Representatives, invitees, or licensees, and (viii) any damage to any Borrower’s assets.

(b)  Borrowers agree not to assert any Claim against any Indemnified Party on any theory of liability for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated by the Loan Documents or the actual or proposed use of the proceeds of the Loans.

(c)  Each Indemnified Party shall be indemnified under the terms of the Loan Documents for its own ordinary negligence; however, no Borrower is obligated to indemnify any Indemnified Party under the Loan Documents to the extent a Claim is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from any Indemnified Party’s gross negligence or willful misconduct.

(d)  For purposes of this Section, (i) “Indemnified Party” means each Lender and Agent and their respective Affiliates, partners, officers, members or other equityholders, managers, directors, employees, agents, representatives, advisors, successors and assigns, and (ii)  “Claim” means any and all claims, damages, losses, liabilities, penalties, costs, obligations, actions, judgments, Litigation, investigations, orders and expenses (including, without limitation, reasonable attorneys’ and paralegal fees and expenses, whether or not suit is filed) incurred by, asserted against, or awarded against any Indemnified Party.

(e)  in the case of any investigation, litigation or proceeding to which the indemnity provided for in this Section 8.6 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any Borrower’s Equityholders or creditors or any Indemnified Party and whether or not the Loans are consummated or, if consummated, have been repaid.  Each Borrower agrees that no Indemnified Party shall have any liability to any Borrower or any Borrower’s Subsidiaries or Affiliates or to any Borrower’s Equityholders or creditors or the Equityholders or creditors of any Borrower’s Subsidiaries for any indirect or consequential damages arising out of, related to or in conjunction with the Loans, the Culinary Group Acquisition, the Culinary Group Purchase Agreements or any Loan Documents.

(f)  All covenants, agreements, representations and warranties made in this Agreement shall survive and continue in effect after the Closing Date.  The indemnity set out in this Section and its terms and provisions shall survive the satisfaction and payment of the Obligations and the termination of this Agreement and the other Loan Documents.

(g)  Amounts payable under this Section shall be a part of the Obligations and, if not paid upon demand, shall bear interest at the Default Rate until paid.

8.7          Maintenance of Existence, Assets, and Business.  Except as otherwise permitted by Section 9.6, each Borrower will (a) preserve and maintain its existence and good standing in its jurisdiction of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing; (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event; and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.  Each Borrower shall (i) perform all of such Borrower’s duties under and in connection with each transaction to which any of its accounts receivable, accounts, or contracts relates, so that the amounts thereof (net of any reserves established in the ordinary course of business in respect of such accounts receivable, accounts, or contracts) shall actually become payable in their entirety to such Borrower, (ii) maintain and store all its inventory with reasonable care, skill, and caution and repair and otherwise keep the same in good condition, and (iii) not relocate such Borrower’s chief executive office (or the location of such Borrower’s books and records related to accounts) or any of such Borrower’s inventory, to a county, parish, or state other than those listed on Schedule 7.13 unless such Borrower gives Lenders thirty (30) days prior written notice of such proposed relocation (such notice to include the address with the name of the county or parish and state of the new location).

8.8          Insurance.

(a)  Borrowers shall maintain insurance with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self insurance authorized by the jurisdictions in which it operates) in such amounts and against such risks as is (i) required by all applicable Laws, (ii) customarily maintained by similar businesses operating in the same geographic region, and (iii) with respect to the Collateral, reasonably acceptable to Agent.

(b)  At a minimum, Borrowers’ insurance must include (i) the Key Man Life Insurance; provided, that Borrowers shall have up to 120 days following the Closing to obtain the Key Man Life Insurance, (ii) business interruption insurance, (iii) fire, property damage and extended coverage insurance covering all assets and naming Agent as mortgagee or loss payee, as applicable, (iv) workers compensation insurance and (v) public liability insurance naming Agent as an additional insured as its interest may appear, and, with respect to each such insurance policy, providing for at least thirty (30) days prior notice to Agent of any cancellation thereof.  Satisfactory evidence of such insurance must be supplied to Agent on the Closing Date and at least five (5) days prior to each policy renewal at Agent’s request.  All such insurance policies shall be primary, and not excess or contributory, to any policies of insurance that are maintained by Lenders.

(c)  With regard to workers’ compensation insurance, nothing contained in this Section 8.8 shall prohibit Borrowers from becoming a non-subscriber with the prior written consent of Agent.

(d)  Unless the Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at the Borrowers’ expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect the Borrowers’ interests.  The coverage that Agent purchases may, but need not, pay any claim that is made against any Borrower in connection with the Collateral.  Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement.  If Agent purchases insurance for the Collateral as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

8.9          Further Assurances.

(a)  Each Borrower shall cause each of its Subsidiaries created or acquired after the Closing Date, within five (5) days of such Subsidiary’s creation or acquisition by such Borrower, to execute and deliver to Agent and Lenders a joinder to this Agreement, substantially in the form of Exhibit N hereto, agreeing to become a Borrower under this Agreement, a “Debtor” under the Security Agreement and a “Maker” under the Notes (a “Joinder Agreement”).

(b)  Each Borrower shall take such action as Agent or any Lender may reasonably request to carry out more effectively the terms of Section 6 and all other terms of the Loan Documents, including executing, acknowledging, delivering and recording or filing additional instruments or documents.  Each Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent or any Lender reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any rights under the Loan Documents.  Because Borrowers agree that Agent’s and the Lenders’ remedies at Law for failure of Borrowers to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrowers agree that the covenants of this Section 8.9 may be specifically enforced.

(c)  Within sixty (60) days following the Closing Date, Borrowers shall execute and deliver the ACH Authorization Agreements to Lenders in accordance with Section 3.2(d).

(d)  Within 90 days following the Closing Date, Borrowers shall deliver to Agent a duly executed Deposit Account Control Agreement with respect to all of Borrowers’ bank accounts and other similar accounts.

(e)  Within 120 days following the Closing Date, unless waived in writing by Agent, the Company shall:

(i)           obtain the Key Man Life Insurance and deliver proof of the same to Agent; and

(ii)          deliver the Landlord Subordination of Lien with respect to Borrowers’ leased real property.

8.10        Compliance with Laws.  Except where non-compliance would not constitute a Material Adverse Event, each Borrower shall conduct its business so as to comply with all applicable Laws (including all applicable Environmental and Safety Laws), and shall promptly take corrective action to remedy any violation of any Law (including any Environmental and Safety Law of which it is aware), and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Law (including any Environmental and Safety Law) or Hazardous Substance.

8.11        Expenses.  In addition to the pre-closing out-of-pocket expenses set forth in the Commitment Letter and the fees set forth in Section 4, Borrowers shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Agent or any Lender in connection with the arrangement, syndication and negotiation of the credit facilities evidenced by the Loan Documents and the negotiation, preparation, delivery and execution of the Loan Documents (including those incurred under Section 6) and any related or subsequent amendment, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of Agent’s and each Lender’s counsel), (b) all reasonable due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals, title insurance, environmental surveys, and other related due diligence, closing and post-closing costs and expenses, (c) all costs, fees and expenses of Agent and each Lender incurred in connection with the interpretation and enforcement of the Obligations of the Borrowers arising under the Loan Documents or the exercise of any rights arising under the Loan Documents (including without limitation, reasonable attorneys’ fees, expenses and costs paid or incurred in connection with any negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws), (d) all costs, fees and expenses incurred by Agent and each Lender or any of their respective designees in the exercise of their visitation and observer rights with respect to the Board of Directors of any Borrower as specified in Section 8.14, and (e) all stamp or other similar documentary or recording Taxes which may be payable in connection with this Agreement and the other Loan Documents or the performance of any transactions contemplated hereby or thereby, all of which shall be a part of the Obligations and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.  All Obligations provided for in this Section 8.11 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

8.12        Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement.

(a)  Agent, Lenders and each Borrower agree that all Insurance Proceeds shall, except as otherwise provided in subsections (b) and (c) below, be paid by the insurers directly to Agent (as loss payee or additional insured, as applicable) for the ratable benefit of the Lenders.  Each Borrower shall cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Agent for the ratable benefit of the Lenders.  Except as otherwise provided in subsections (b) and (c) below, if any Insurance Proceeds or Eminent Domain Proceeds are paid to any Borrower, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Agent, shall be segregated from other funds of the Borrowers and shall promptly be paid over to Agent in the same form as received (with any necessary endorsement).

(b)  Unless a Default exists, any business interruption insurance proceeds received by Agent shall be paid to Borrowers.

(c)  If the loss, damage or destruction of any asset of any Borrower with respect to which Insurance Proceeds payable for any single loss does not exceed $100,000, such Insurance Proceeds shall be paid to Borrowers and applied to the payment of the cost of the repair or restoration of such loss, damage or destruction, which repair or restoration shall be undertaken promptly by such Borrower and completed within a commercially reasonable time period.

(d)  Agent, Lenders and each Borrower agree that, to the extent not prohibited by applicable Law and subject to Section 3.3, all Insurance Proceeds and all Eminent Domain Proceeds received by Agent (or which Agent is entitled to receive) shall be applied in accordance with Section 2.3(b).

8.13        Use of Proceeds.  Borrowers shall use the proceeds of the Loans only for the purposes represented in Section 7.14 or otherwise in this Agreement.

8.14        Board of Directors.  For so long as all or any portion of the Loans or any other Obligation remains outstanding and until Lenders’ commitments to lend hereunder have terminated:

(a)  Lender shall have the right to designate one (1) representative of Lender (the “Lender Observer”) to attend all meetings of the Board of Directors (and all committees thereof) of each Borrower as a non-voting observer.

(b)  The Borrowers shall (i) give the Lender Observer notice, at the same time as furnished to the Directors, of all meetings of the Board of Directors (or any committee thereof) of each Borrower, (ii) provide to the Lender Observer all notices, documents and information furnished to the Directors of each Borrower whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time as furnished to the Directors, (iii) notify the Lender Observer by telephone of, and permit the Lender Observer to attend by telephone, emergency meetings of the Board of Directors (and all committees thereof) of each Borrower, and (iv) provide the Lender Observer copies of the minutes of all such meetings at the time such minutes are furnished to the Directors of any Borrower;

(c)  The Lender Observer will be reimbursed for his or her reasonable out of pocket expenses incurred in connection with his or her rights under this Section 8.14; and

(d)  At a minimum, the Board of Directors of the Company shall meet within forty-five (45) days after the end of each calendar quarter.  The meetings of the Board of Directors may be held in person or telephonically; provided, that at least one (1) meeting of the Board of Directors of the Company shall be held in person in each fiscal year of the Borrowers.

8.15        Special SBIC Covenants.

(a)  On the date hereof and for the one year period hereafter, Borrowers hereby covenant and agree that at least fifty-one percent (51%) of the employees of each Borrower are and will remain located within the United States and at least fifty-one percent (51%) of the tangible assets of each Borrower are and will remain located within the United States.

(b)  The proceeds of the Loans shall only be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely in the United States.

(c)  Borrowers shall within five (5) Business Days after the end of each fiscal quarter of Borrowers, or upon any Lender’s request, provide to such Lender a written certificate, signed by the chief executive officer or the chief financial officer of the Company, stating that Borrowers are in compliance with the covenants described above in subsections (a) and (b) and describing in reasonable detail the use of the proceeds received from the Loans by Borrowers.

(d)  Borrowers shall notify Lenders (i) at least fifteen (15) days prior to taking any action after which the number of record holders of any Borrower’s voting securities would be increased from fewer than fifty (50) to fifty (50) or more, and (ii) of any other action or occurrence after which the number of record holders of any Borrower’s voting securities was increased (or would increase) from fewer than fifty (50) to fifty (50) or more, as soon as practicable after Borrowers become aware that such other action or occurrence has occurred or is proposed to occur.  Each Borrower shall at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

(e)  Within forty-five (45) days after the end of each calendar year and at such other times as any Lender may reasonably request, Borrowers shall deliver to Lenders a written assessment, in form and substance reasonably satisfactory to Lenders, in order to permit Lenders to file SBA Form 468, of the economic impact of Lenders’ financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on Borrowers’ businesses in terms of profits and on taxes paid by Borrowers and their employees.  Upon request, Borrowers shall promptly (and in any event within twenty (20) days of such request) furnish to Lenders all information reasonably requested by Lenders in order for Lenders to comply with the requirements of 13 C.F.R. Section 107.620 or to prepare and file SBA Form 468 and any other information requested or required by the SBA or any other similar Governmental Authority asserting jurisdiction over a Lender.  Borrowers shall afford to representatives of the SBA reasonable access to their books, records and properties in accordance with 13 C.F.R. Section 107.620(c).  Any submission of any financial information under this paragraph shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

(f)  Upon the occurrence of a Regulatory Problem or in the event any Lender determines in its good faith judgment that a Regulatory Problem has occurred, in addition to any other rights and remedies to which it may be entitled hereunder, such Lender shall have the right to the extent required under the SBIC Regulations to demand the immediate repayment of all of the outstanding Obligations owed to Lenders, including all accrued interest thereon, by delivering written notice of such demand to Borrowers.  Borrowers shall make such repayment by wire transfer of immediately available funds to Lenders within thirty (30) days after any Borrower’s receipt of the demand notice.

(g)  In the event that any Lender determines in its good faith judgment that it has a Regulatory Problem, such Lender shall have the right to transfer its rights and obligations hereunder, without regard to any restrictions on transfer set forth herein or in any other agreement (including without limitation, the Warrants), and Borrowers shall take all such actions as are reasonably requested by such Lender in order to (i) effectuate and facilitate any transfer by such Lender to any permitted Person designated by such Lender, and (ii) cooperate with such Lender in connection with other regulatory matters.  Such cooperation shall include cooperation in making any required filings with any Governmental Authority, including the filing of a certificate or plan of divestiture.

(h)  Borrowers shall comply with the Small Business Side Letter.

Section 9   Negative Covenants.

Each Borrower covenants jointly and severally that, except with the prior written consent of Agent, for so long as all or any portion of the Loans remains outstanding and until Lenders’ commitments to lend hereunder have terminated:

9.1          Debt.  No Borrower may create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Debt, except Permitted Debt.

9.2          Liens.  No Borrower may create, assume, incur or suffer to be created any Lien upon any of its now owned or hereafter acquired assets (including any other Borrower’s Equity Securities that are owned by such Borrower), except Permitted Liens.

9.3          Compliance with Laws and Documents.  No Borrower may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively could reasonably be expected to cause a Material Adverse Event.

9.4          Loans, Advances, and Investments.  No Borrower may (i) make any loan, advance, extension of credit (other than in the ordinary course of business), or capital contribution to, (ii) make any investment in, or purchase or commit to purchase any stock or other securities of or interests in, or (iii) enter into any joint venture, partnership, or other similar arrangement with, any Person, other than

(a)  Permitted Acquisitions;

(b)  Permitted Debt;

(c)  marketable obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America (and investments in mutual funds investing primarily in those obligations);

(d)  marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated “Aa2” or better by Moody’s or “AA” by S&P (and investments in mutual funds investing primarily in those obligations);

(e)  certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition (and investments in mutual funds investing primarily in those certificates of deposit or banker’s acceptances));

(f)  commercial paper and similar obligations rated “P-2” or better by Moody’s, or “A-2” or better by S&P (and investments in mutual funds investing primarily in those obligations);

(g)  checking and demand deposit accounts maintained in the ordinary course of business (provided an executed Deposit Account Control Agreement has been delivered to Lenders in Proper Form);

(h)  expense accounts or loans or advances to its directors, managers, officers or employees in the ordinary course of business which may not, in the aggregate, at any time exceed $100,000;

(i)  investments in securities purchased by any Borrower under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within thirty (30) days from the date of purchase by such Borrower, and other similar short term investments made in connection with the Borrower’s cash management practices;

(j)  non-cash proceeds from dispositions permitted under Section 9.9;

(k)  investments by any Borrower in any other Borrower;

(l)  cash and Cash Equivalents;

(m)  prepaid expenses incurred in the ordinary course of business; and

(n)  accounts receivable created in the ordinary course of business.

9.5          Distributions.  No Borrower may declare, make, or pay any Distribution, other than (a) dividends declared, made or paid by such Borrower wholly in the form of its Equity Securities,  and (b) dividends or intercompany loans by one Borrower to another Borrower.

9.6          Acquisitions, Mergers and Dissolutions.

(a)  Except as provided in this Section 9.6, no Borrower may (i) acquire all or any substantial portion of the stock issued by, equity or other interest in, or assets of, any other Person, (ii) merge or consolidate with any other Person, (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or (iv) create or acquire any Subsidiaries.

(b)  Notwithstanding the foregoing, any Borrower may merge or consolidate with or acquire the stock issued by, an interest in, or the assets of, another Borrower (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided, that if the Company is a party to such transaction, the Company must be the surviving entity.

(c)  Notwithstanding the foregoing, the Company may consummate the Culinary Group Acquisition.

9.7          Assignment.  No Borrower may assign or transfer any of its rights, duties, or Obligations under any of the Loan Documents.

9.8          Fiscal Year and Accounting Methods.  No Borrower may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.9          Sale of Assets.  No Borrower may sell, assign, lease, transfer, or otherwise dispose of any of its assets, other than (a) sales of inventory in the ordinary course of business, (b) the sale, discount, or transfer of its delinquent accounts receivable in the ordinary course of business for purposes of collection, (c) dispositions of assets from one Borrower to another, (d) occasional dispositions of immaterial assets for consideration not less than fair market value, and dispositions of assets that are worn-out, surplus or obsolete, and (e) to the extent permitted by Section 9.6.  All dispositions by a Borrower of its assets, whether or not permitted by this Section 9.9, are subject to Section 2.5.  All Net Proceeds shall be cash Net Proceeds unless approved by Agent in advance.  The non-cash portion of all Net Proceeds shall be pledged to Agent as Collateral concurrently with the applicable disposition.

9.10        New Businesses.  No Borrower may engage in any business except (a) the Business, and (b) any Business or other business acquired in connection with a Permitted Acquisition.

9.11        Employee Plans.  No Borrower may permit any events or circumstances described in Section 7.15 to occur.

9.12        Transactions with Affiliates.  Except for (a) the Noncompetition Letter Agreements and the documents and agreements referenced therein, (b) employment agreements between the Company and each of Monaco and Kaplan, (c) transactions and agreements as otherwise referred to and disclosed in the SEC Documents, and (d) compensation increases to employees of the Borrowers in the ordinary course of the Business, no Borrower may enter into any material transaction with any of its or any other Borrower’s officers, directors, managers, employees, Equityholders or any of their respective Affiliates other than transactions in the ordinary course of business which are (a) disclosed in advance to Lenders and (b) upon fair and reasonable terms not materially less favorable than such Borrower could obtain or could become entitled to in an arm’s-length transaction with a Person that is not one of such Borrower’s officers, directors, managers, employees, Equityholders or Affiliates.  For purposes of this section, a transaction or series of transactions, in the aggregate, is “material” if it requires any Borrower to pay or provide products or services of more than $100,000 during the term of the agreement covering such transaction.

9.13        Taxes.  No Borrower may use any portion of the proceeds of the Loans to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

9.14        Prepayment of Debt; Subordinated Debt.

(a)  No Borrower may voluntarily prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other voluntary or optional payment with respect to any principal of, or interest on, any Debt other than the Obligations.

(b)  Except as expressly permitted by the applicable Subordination Agreement, no Borrower may pay, prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other payment (including scheduled and required payments) with respect to any Subordinated Debt without the prior written consent of Lender.

(c)  Notwithstanding anything in this Section 9.14 to the contrary, the Company may make (A) the Valley Note Permitted Prepayment and (B) the following additional payments to the Valley Seller under the Valley Note and the Valley Purchase Agreement; provided, that no Default exists or would result from such payments under this terms of this Agreement (collectively, “Valley Permitted Payments”):

(iii)         commencing in June 2011, regularly scheduled installment payments of principal and interest under the Valley Note;

(iv)         the Valley Earn-Out Payments; and

(v)          a payment or prepayment of the Valley Note using up to eighty percent (80%) of the Net Proceeds of any issuance of Equity Securities by Borrowers following the Closing Date.

9.15        Lease Obligations.  No Borrower shall enter into any lease arrangement for real or personal property (unless capitalized and permitted under Section 9.16) if, after giving effect thereto, the aggregate amount of all rental and other payments under such lease and all other leases of Borrowers then in effect would exceed for any fiscal year an amount equal to $600,000, unless otherwise approved in writing in advance by Agent.

9.16        Capital Expenditures.  No Borrower shall make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Borrowers in each of the following calendar years would exceed the following amounts: (a) 2010 - $150,000; (b) 2011 - $300,000; (c) 2012 and 2013 - $300,000; and (d) in each of 2014 and 2015 - $200,000.   Up to fifty percent (50%) of any unused Capital Expenditure in any one calendar year may be carried over to the next immediately succeeding calendar year.

9.17        Available Cash.  The aggregate cash available in Borrowers’ deposit accounts shall not be less than $100,000 at any time.

9.18        Amendments or Changes in Agreements.  No Borrower shall enter into an agreement or document after the Closing Date or modify, alter, supplement, extend, amend or waive any of its rights under any current agreement or document including, without limitation, its respective organizational documents, in a manner that (a) is materially adverse to any Lender; (b) affects or diminishes the rights of any Lender as an Equityholder of any Borrower in any manner different from the rights of other Equityholders of such Borrower, (c) diminishes Agent’s or any Lender’s rights granted hereunder or under any other Loan Document; or (d) otherwise violates the terms of this Agreement.

9.19        Allocation of Consideration.  No Borrower shall take any action in preparation of its Tax returns or financial statements that is inconsistent with the allocation of the consideration paid by Lenders for the Deerpath Shares and the Deerpath Warrant, as set forth in the Investor Rights Agreement.

9.20        Compensation.  Except as set forth on Schedule 9.20, Borrowers shall not increase the compensation paid to any Management Person, including but not limited to salaries, bonuses or other forms of compensation, without the prior written approval of the Agent and provided that no Default or Potential Default exists or would result from such increase.

9.21        Bank Accounts.  No Borrower shall open any new bank account without the written consent of Agent, such consent not to be unreasonably withheld, and without the execution and delivery of a Deposit Account Control Agreement relating to such account(s) to Agent in Proper Form.

9.22        Negative Pledge.

(a)           No Borrower will, or permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the other Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Agent and Lender to secure the Obligations or which restricts any Borrower or any Subsidiary from paying dividends or making distributions to the Company or any other Borrower, or which requires the consent of or notice to other Persons in connection therewith.

(b)           No Borrower will create, incur, assume or suffer to exist any Lien on the Equity Securities of any Borrower other than the Company, except for Liens in favor of Agent.

Section 10  Financial Covenants.

Borrowers jointly and severally covenant that, except with the prior written consent of Agent, so long as all or any portion of the Loans remains outstanding, they shall comply on a consolidated basis with the following financial covenants; provided, that each of the financial covenant tests set forth below (a) shall be calculated based on the trailing twelve (12) month period, (b) for 2010, shall give pro-forma effect to the add-backs and adjustments included in the definition of EBITDA, and (c) in the case of the period in which the Culinary Group Acquisition or any Permitted Acquisition occurs, shall be calculated on a pro-forma basis as if the Culinary Group Sellers or such Permitted Acquisition, as applicable, were owned by the Company as at the first day of such period:

10.1        Minimum EBITDA.  Borrowers’ EBITDA for the most recently completed 12-month period shall not at any time be less than the amount set forth below for the applicable period:

(a) Closing Date through December 31, 2010	$1,050,000

(b) January 1, 2011 through December 31, 2011	$1,250,000

(c) January 1, 2012 through December 31, 2012	$1,600,000

(d) January 1, 2013 through December 31, 2013	$2,100,000

(e) January 1, 2014 through December 31, 2014	$2,400,000

(f) Thereafter	$2,400,000

10.2        Senior Debt to EBITDA Ratio.  The Senior Debt to EBITDA Ratio may not at any time exceed the ratio set out below for the applicable period:

(a) Closing Date through December 31, 2010	3.00 to 1.00

(b) January 1, 2011 through December 31, 2011	2.25 to 1.00

(c) January 1, 2012 through December 31, 2012	1.75 to 1.00

(d) January 1, 2013 through December 31, 2013	1.00 to 1.00

(e) Thereafter	0.75 to 1.00

10.3        Funded Debt to EBITDA Ratio.  The Funded Debt to EBITDA Ratio may not at any time exceed the ratio set out below for the applicable period:

(a) December 31, 2010	4.75 to 1.00

(b) January 1, 2011 through December 31, 2011	3.75 to 1.00

(c) January 1, 2012 through December 31, 2012	2.50 to 1.00

(d) January 1, 2013 through December 31, 2013	1.50 to 1.00

(e) Thereafter	1.00 to 1.00

10.4        Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio may not at any time be less than the ratio set out below for the applicable period:

(a) Closing Date through December 31, 2010	1.25 to 1.00

(b) January 1, 2011 through December 31, 2011	1.00 to 1.00

(c) January 1, 2012 through December 31, 2012	1.00 to 1.00

(d) January 1, 2013 through December 31, 2013	1.00 to 1.00

(e) January 1, 2014 through December 31, 2014	1.10 to 1.00

(f) Thereafter	1.20 to 1.00

Each of the covenants in this Section 10 shall be based upon the trailing twelve (12) month results, and shall be tested on a quarterly basis, as of the last day of each fiscal quarter of Borrowers, commencing with the fiscal quarter ending December 31, 2010.

Section 11  Default.

The occurrence and continuation of any one or more of the following events shall constitute a “Default” hereunder:

11.1        Payment of Obligations.  The failure of any Borrower to pay (a) the Principal Debt on the Maturity Date, (b) any mandatory payment or prepayment of principal or interest (including but not limited to any Annual Excess Cash Flow Payment pursuant to Section 2.5(b) and any mandatory amortization payment pursuant to Section 3.2(b)) on the date such payment is due and payable under any Loan Document, (c) any scheduled interest payment within three (3) Business Days of its due date under any Loan Document, or (d) any other portion of the Obligations, including fees payable to Lenders under Section 4.2, within two (2) Business Days of the date when it becomes due and payable under any Loan Document.

11.2        Covenants.  The failure of any Borrower to punctually and properly perform, observe and comply with:

(a)  Any covenant, agreement, or condition contained in Sections 2.3(b), 8.13, 8.14, 9.5, 9.6, 9.7, 9.9 or 10;

(b)  A Control Event shall occur and be continuing; or

(c)  Any other covenant, agreement, or condition contained in any Loan Document (other than the covenants to pay the Obligations and the covenants in clause (a) preceding), and such failure continues for twenty (20) Business Days after the earlier of (i) delivery by Agent or any Lender to any Borrower of notice of such non-compliance or (ii) a Responsible Officer of any Borrower becoming aware of such failure.

11.3        Debtor Relief.  Any Borrower (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor, claimant, purchaser, or party making a bid to purchase assets), and (i) the petition is not controverted within ten (10) days and is not dismissed within sixty (60) days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) is not Solvent.

11.4        Judgments and Attachments.  Any Borrower fails, within twenty (20) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $250,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or any warrant of attachment, sequestration or similar proceeding against any Borrower’s assets that is not (a) stayed on appeal or (b) diligently contested in good faith by appropriate proceedings with adequate reserves being set aside on its books in accordance with GAAP.

11.5        Misrepresentation.  Any representation or warranty made to any Lender (or its Representatives) by any Borrower or contained in any Loan Document at any time proves to have been incorrect in any material respect when made (excluding clerical, typographical or other similar scrivener errors); provided, that, with respect to the representations in Sections 7.6 and 7.8, the Borrowers shall have twenty (20) days to cure any such misrepresentation after the first to occur of (a) written notice of such misrepresentation has been given to any Borrower by Agent or any Lender, and (b) any Borrower knows of such misrepresentation.

11.6        Default Under Other Agreements.

(a)  Except for trade accounts payable in the ordinary course of business, any Borrower fails to pay when due (after lapse of any applicable grace period) any amount (individually or in the aggregate) of Debt in an amount equal to $250,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Debt in an amount equal to $250,000 or more to become due and payable by any Borrower before its stated maturity.

(b)  Any Borrower breaches or defaults under any term, condition, provision, representation or warranty contained in any agreement and the effect of such breach or default could reasonably be expected to result in a Material Adverse Event.

(c)  A default occurs under the Valley Note or any other Subordinated Debt.

11.7        Validity and Enforceability of Loan Documents.  Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Borrower or any Borrower denies that it has any further liability or Obligations under any Loan Document, unless such Borrower does not have any further liability or Obligations under such Loan Document as a result of a transaction permitted by this Agreement.

11.8        Change of Control, Change of Management or Control Event.  A Change of Control, a Change of Management or a Control Event occurs.

11.9        Ownership of Other Borrowers.  Any Borrower (other than the Company) ceases to be owned, beneficially and of record, with power to vote at least fifty-one percent (51%) of its issued and outstanding shares of capital stock, partnership or membership interests or other equity interests, by the Company or any other Borrower (except as a result of a transaction permitted by this Agreement or otherwise consented to in advance by Agent).

11.10      Subordination Agreements.  There shall occur and be continuing any material breach under the Valley Note Subordination Agreement or any other Subordination Agreement by any party thereto other than Agent or any Lender, or the Valley Note Subordination Agreement or any other Subordination Agreement shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt.

11.11      Material Adverse Event.  A Material Adverse Event occurs and shall be continuing.

Section 12  Rights And Remedies.

12.1        Remedies Upon Default.

(a)  If a Default exists under Section 11.3, the entire unpaid balance of the Obligations automatically becomes due and payable without any action of any kind.

(b)  If a Default exists, Agent and Lenders may do any one or more of the following:  (i) if the maturity of the Obligations has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligations immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of New York or the Laws of any other applicable jurisdiction.

12.2        Borrower Waivers.  To the fullest extent permitted by applicable Law, each Borrower waives diligence, presentment and demand for payment, protest, notice of intent to accelerate, notice of acceleration and notice of protest, demand, dishonor and nonpayment, and agrees that its liability with respect to all or any part of the Obligations is not affected by any renewal or extension in the time of payment of all or any part of the Obligations, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligations.

12.3        Performance by Agent.  If any covenant, duty or agreement of any Borrower is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default or Potential Default exists, at its option, perform or attempt to perform that covenant, duty or agreement on behalf of that Borrower (and any amount reasonably expended by Agent in its performance or attempted performance is payable by the Borrowers, jointly and severally, to Agent on demand, becomes part of the Obligations, and bears interest at the Default Rate from the date of Agent’s expenditure until paid).  However, Agent does not assume, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Borrower.

12.4        Not in Control.  None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Agent or any Lender the right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Borrower (other than control for Lien perfection purposes); the power of Agent and Lenders is limited to the right to exercise the remedies provided in this Section 12.

12.5        Course of Dealing.  The acceptance by Agent or any Lender of any partial payment on the Obligations shall not be deemed to be a waiver of any Default then existing.  No waiver by Agent or any Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default or Potential Default.  No delay or omission by Agent or any Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right.

12.6        Cumulative Rights.  All rights available to Agent and Lenders under the Loan Documents are cumulative of and in addition to all other rights granted to Agent and Lenders at law or in equity, whether or not the Obligations is due and payable and whether or not Agent or any Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

12.7        Application of Proceeds.  Any and all proceeds received by Agent or Lenders from the exercise of any rights and remedies pertaining to the Obligations shall be applied to the Obligations in accordance with Section 3.3.

12.8        Diminution in Value of Collateral.  Neither Agent nor any Lender has any liability or responsibility for any diminution in or loss of value of any Collateral now or hereafter securing payment or performance of all or any part of the Obligations.

Section 13  Agent.

13.1        Appointment and Authorization of Agent.

(a)  Each of the Lenders hereby appoints Deerpath to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Agent and any Lender, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b)  Except as set forth in Section 14.8(a) or otherwise specified in this Agreement:

(i)           subject to subsection (ii) below, the exercise of any right or remedy; the grant of any waiver, consent, agreement, approval, authorization or acceptance; the execution and delivery of any document, agreement or instrument; the making of any request, election, designation or requirement; the receipt of notice of any event or of delivery of any document; and the taking of any other action by or on behalf of “Lender” or “Lenders” under this Agreement or any other Loan Document shall require only the action or approval of the Agent, and Borrowers shall be entitled to rely on any of the foregoing actions and approvals by Agent as being the valid action or approval of Agent on behalf of Lenders; and

(ii)          except as set forth in Section 13.10 (with respect to certain Collateral matters), Agent shall not take any discretionary action or exercise any discretionary powers without the consent or approval of Lenders holding at least a majority of the Percentage Interests.

13.2        Rights as a Lender.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

13.3        Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set out herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Potential Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers; provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)  shall not, except as expressly set out herein and in the other Loan Documents, be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(d)  shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default or Potential Default unless and until written notice describing such Default or Potential Default is given to Agent by Borrowers or a Lender.  Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set out in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

13.4        Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for one or more Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5        Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

13.6        Resignation; Removal of Agent.

(a)  Agent may at any time give written notice of its resignation to Lenders.  Agent may also be removed at any time, with or without cause, by the affirmative vote of Lenders holding a majority of the Percentage Interests.

(b)  Upon the resignation or removal of Agent pursuant to this Section 13.6, Lenders shall have the right, in consultation with Borrower, to appoint, by vote of a majority of the Percentage Interests, a successor, which may be any other Lender or any other Person selected by vote of Lenders holding majority of the Percentage Interests.  If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the resignation or removal of the Agent, then the resigning or removed Agent (the “Retiring Agent”) may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set out above; provided that if Agent shall notify a Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the Retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Retiring Agent on behalf of the Lenders under any of the Loan Documents, the Retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section.

(c)  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the “Agent”, under this Agreement and the other Loan Documents, and the Retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  After the Retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 8.6 shall continue in effect for the benefit of such Retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the Retiring Agent was acting as Agent.

13.7        Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, Lender or both.

13.9        Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 8.6 and 8.11) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 8.6 and 8.11.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

13.10      Collateral Matters.

(a)  Each Lender hereby authorizes and directs Agent to enter into the Security Documents for the benefit of such Lender.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set out in Section 14.8(a), any action taken by the Agent, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Agent of the powers set out herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)  Each Lender hereby authorizes Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon payment in full of the Loans and all other Obligations (other than contingent indemnification Obligations) and termination of the Term Loan Commitment and any other commitment by Lenders hereunder, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 14.8(a), if approved, authorized or ratified in writing by the Lenders, or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of a Default.  Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 13.10.

(c)  Subject to subsection (b) above, Agent shall (and is hereby authorized by each Lender to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant to this Agreement upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon any interests retained by Borrowers or any other Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)  Agent shall have no obligation whatsoever to any Lender or any other Person to ensure that the Collateral exists or is owned by a Borrower or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant to this Agreement or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to the Lenders.

(e)  Each Lender hereby appoints Agent and each other Lender as agent for the purpose of perfecting such Lender’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

Section 14  Miscellaneous.

14.1        Headings.  The headings and captions used in the Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of the Loan Documents.

14.2        Non-Business Days.  Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day, but interest shall continue to accrue on any applicable payment until payment is made.

14.3        Communications.  Unless otherwise provided, any consent, notice, or other communication under or in connection with any Loan Document must be in writing to be effective and shall be deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number, (b) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (c) if by electronic mail or any other means, when actually received or delivered (with respect to electronic mail, each party giving such notice shall be responsible for keeping records acceptable to Lenders regarding all such notices).  Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party is as follows:

If to Borrowers:

Oak Tree Educational Partners, Inc.
845 Third Avenue, 6th Floor
New York, New York 10022
Attention:  Anil Narang
Fax No.:  (646) 290-5001
Tel. No.:  (646) 290-5290

with a copy to (which shall not constitute notice):

Hodgson Russ LLP
1540 Broadway
24th floor
New York, New York 10036
Attention:  Stephen A. Weiss, Esq.
Email: sweiss@hodgsonruss.com
Fax No.:  (212) 751-0928
Tel. No.:  (212) 751-4300

If to Agent or Lenders:

Deerpath Funding, LP
405 Lexington Avenue, 71st Floor
New York, NY 10174
Attention:  James H. Kirby
Fax No.:  (646) 417-7095
Tel. No.:  (646) 786-1022

with a copy to (which shall not constitute notice):

Porter & Hedges, LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: Andrew C. Fertitta
Email:  afertitta@porterhedges.com
Tel:  (713) 226-6640
Fax No: (713) 226-6240

14.4        Survival.  Unless otherwise provided, all covenants, agreements, representations and warranties made in this Agreement and any of the other Loan Documents shall survive and continue in effect as long as any Loan or other Obligations is outstanding or any commitment by Lenders hereunder is in effect; provided, that the indemnities set out in Section 8.6 and their terms and provisions shall survive the satisfaction and payment of the Obligations and the termination of this Agreement and Lenders’ commitments hereunder.

14.5        Governing Law.  This Agreement and each Loan Document shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of law principles.

14.6        Invalid Provisions.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic and legal effect of which comes as close as possible to the intent of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7        Multiple Counterparts.

(a)  Each Loan Document may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)  The exchange of copies of any Loan Document and of signature pages to any Loan Document by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of such Loan Document as to the parties thereto and may be used in lieu of the original Loan Document for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

14.8        Amendments; Assignments and Participations.

(a)  The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Agent, Lenders and Borrowers.  Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.

(b)  Upon prior written notice to the Borrowers, from time to time any Lender may assign, or sell one or more participations in, all or any portion of its Notes and its other rights and obligations under the Loans, this Agreement and the other Loan Documents, to one or more Persons.

(c)  Any Lender may furnish any information concerning the Borrowers in its possession from time to time to assignees and participants (including prospective assignees and participants).

(d)  To facilitate any assignment or participation pursuant to this Section 14.8, Borrowers shall, from time to time promptly upon the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, any and all replacement Notes and Warrants, consents, acknowledgements and other instruments and agreements as may in the reasonable opinion of such Lender be necessary or advisable to give full force and effect to such assignment or participation.

(e)  No Borrower may assign or transfer its rights or Obligations hereunder or any interest herein or delegate its duties or Obligations hereunder without the prior written consent of Agent and each of the Lenders.

14.9        Term.  This Agreement will stay in effect until, and all obligations under this Agreement shall terminate (except for any provisions thereof, such as indemnification provisions, which by their terms survive termination), upon the later to occur of (a) all Principal Debt and accrued interest under the Loans and all other Obligations have been repaid in full and no Loan or other Obligations remain outstanding, and (b) all commitments of Lenders hereunder have been terminated or expired.

14.10      Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations hereunder.  Except as otherwise provided herein, each Borrower’s Obligations under the Loan Documents remain in full force and effect until the Obligations are paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents).  If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower or any other obligor on the Obligations under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the Obligations of each Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

14.11      Arbitration.  Agent, each Lender, and each Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims, and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, the Loan Documents, or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”).  Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in New York, New York, or at any other place selected by mutual agreement of the parties.  No act to take or dispose of any Collateral shall constitute a waiver of this Section 14.11 agreement or be prohibited by this Section 14.11.  This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, or taking or disposing of such property with or without judicial process pursuant to the UCC.  Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided that, no arbitrator shall have the right or the power to enjoin or restrain any act of either party.  Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction.  The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

14.12      No Implied Waivers; Cumulative Remedies; Writing Required.  No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or any other right, power or remedy.  The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.13      Electronic Submissions.  Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Agent or Lenders may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents be submitted to Lenders in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lenders, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lenders (which approval has not been revoked or modified by Lenders) and sent to Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

14.14      Jury Waiver.  Agent, Lenders and Borrowers hereby voluntarily, knowingly, irrevocably and unconditionally waive any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) between Agent, Lenders (or any Lender) and Borrowers (or any Borrower) arising out of or in any way related to this Agreement or any Loan Document, or any relationship between Agent, any Lender and any Borrower.  This provision is a material inducement to Agent and Lenders to provide the financing described in this Agreement.

14.15      Venue and Service of Process.  Each party to any Loan Document, in each case for itself, its successors and assigns, (a) irrevocably submits and consents to the exclusive jurisdiction of the state and federal courts of the state of New York (and of the appropriate appellate courts therefrom), (b) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any Litigation arising out of or in connection with the Loan Documents and the Obligations brought in the district court of New York county, New York, or in the United States District Court for the Southern District of New York, (c) irrevocably waives any claims that any litigation brought in any of the aforementioned courts has been brought in an inconvenient forum, (d) irrevocably consents to the service of process out of any of those courts in any Litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, by hand-delivery, or by delivery by a nationally recognized courier service, and service shall be deemed complete upon delivery of the legal process at its address set out in this Agreement, and (e) irrevocably agrees that any legal proceeding against any party to any Loan Document arising out of or in connection with the Loan Documents or the Obligations may be brought in one of the aforementioned courts.  The scope of each of the foregoing consents and waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Each Borrower acknowledges that these consents and waivers are a material inducement to Lenders’ agreement to enter into a business relationship, that Agent and Lenders have already relied on these consents and waivers in entering into this Agreement, and that Agent and Lenders will continue to rely on each of these consents and waivers in related future dealings.  Each Borrower further warrants and represents that it has reviewed these consents and waivers with its legal counsel, and that it knowingly and voluntarily agrees to each consent and waiver following consultation with legal counsel.

The consents and waivers in this Section 14.15 are irrevocable, meaning that they may not be modified either orally or in writing, and these consents and waivers shall apply to any subsequent amendments, supplements, or replacements to or of this or any other Loan Document.  In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16      Marketing and Disclosure Rights of Lenders.  Each Borrower hereby grants Agent and each Lender the right to divulge such Borrower’s name and a brief description of the transactions contemplated by this Agreement and the other Loan Documents, including such information as is normally and customarily provided in tombstone advertisements, on Agent’s or any Lender’s internet website, in Agent’s or any Lender’s newsletter or in any of Agent’s or any Lender’s other marketing materials; provided, that neither Agent nor any Lender shall divulge any non-public information about the financial condition of the Borrowers in any such advertisements.  Each Borrower also grants Agent and each Lender the right to divulge information about the Borrowers and all material aspects of the transactions contemplated by this Agreement and the other Loan Documents to the SBA and to Agent’s and each Lender’s current and prospective lenders, partners, affiliates, investors, co-investors and co-lenders, subject to Agent’s and Lenders’ obligations to instruct such Persons to maintain the confidentiality of such information.  Borrower further understands and acknowledges that Agent and each Lender and one or more of their respective members and affiliates (including Deerpath Capital, LP, a Delaware limited partnership, Deerpath Capital Management, LP a Delaware limited partnership, Deerpath Capital General Partner, LLC, a Delaware limited liability company, and Deerpath Funding General Partner, Inc. a Delaware corporation) may have certain regulatory requirements in order to maintain compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and as such Borrower approves and consents to the disclosure of the transactions contemplated by this Agreement for such purposes.

14.17      Managerial Assistance by Lenders.  Each Borrower acknowledges that Lenders have offered and continue to offer to make available managerial, consulting or other assistance upon such Borrower’s request.

14.18      Entirety.  This Agreement and the other Loan Documents represent the final agreement between the Agent, Lenders and Borrowers and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including without limitation the Commitment Letter and any term sheet entered into by any Lender and any Borrower.  This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the parties.  There are no unwritten oral agreements among the parties.

[The remainder of this page has been intentionally left blank.
Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Loan Agreement as of the date first written above.

AGENT:

Deerpath Funding, LP
a Delaware limited partnership,
as Agent

By: Deerpath Funding General Partner, Inc.
its general partner

By:	/s/ James H. Kirby
Name: James H. Kirby
Title: President

LENDER:

Deerpath Funding, LP
a Delaware limited partnership,
as Lender

By: Deerpath Funding General Partner, Inc.
its general partner

By:	/s/ James H. Kirby
Name: James H. Kirby
Title: President

BORROWERS:

Oak Tree Educational Partners, Inc.		Educational Investors, Inc.
(formerly known as Florham Consulting Corp.)		a Delaware corporation
a Delaware corporation

By:	/s/ Joseph J. Bianco	By:	/s/ Joseph J. Bianco
Name: Joseph J. Bianco		Name: Joseph J. Bianco
Title: Chief Executive Officer		Title: Chief Executive Officer

Training Direct, LLC		Valley Anesthesia, Inc.
a Connecticut limited liability company		a Delaware corporation

By:	/s/ Joseph Monaco	By:	/s/ Joseph J. Bianco
Name: Joseph Monaco, Jr.		Name: Joseph J. Bianco
Title: Manager		Title: Chief Executive Officer

Educational Training Institute, Inc.		Professional Culinary Institute, LLC
a New York corporation		a New York limited liability company

By:	/s/ Joseph Monaco	By:	/s/ Joseph Monaco
Name: Joseph Monaco, Jr.		Name: Joseph Monaco, Jr.
Title: President		Title: Manager

Culinary Tech Center, LLC
a New York limited liability company

By:	/s/ Joseph Monaco
Name: Joseph Monaco, Jr.
Title: Manager

[Signature Page 2 of 2 to Loan Agreement]